UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.        )

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VIRTUS INVESTMENT PARTNERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 Pearl Street, Hartford, Connecticut 06103

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

Time, Date and Place:	10:30 A.M. EDT, May 21, 2013 at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut.

Date of Mailing:	This Notice of Annual Meeting and Proxy Statement is first being mailed and/or made available to shareholders of record of Virtus Investment Partners, Inc. on or about April 9, 2013.

Items of Business:

1.	To elect three Class II directors nominated by our Board of Directors and named in the Proxy Statement, each to hold office for a three-year term expiring at the 2016 annual meeting of shareholders or upon his or her successor being elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

3.	To consider and transact such other business as may properly come before the 2013 Annual Meeting or any adjournment or postponement thereof.

Shareholders Eligible to Vote:

The Company’s Board of Directors has fixed the close of business on March 27, 2013 as the record date for the determination of shareholders entitled to receive notice of, and to vote on, all matters presented at the 2013 Annual Meeting or any adjournments or postponements thereof.

Proxy Voting and Internet Availability of Proxy Materials:

We are primarily furnishing proxy materials to our shareholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, certain of our shareholders will receive a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Proxy Statement and our 2012 Annual Report over the Internet, instructions on how to vote your shares, as well as instructions on how to request a paper copy of our proxy materials, if you so desire.

The Proxy Statement and the Annual Report and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at http://www.envisionreports.com/vrts (if you hold your shares directly as a shareholder of record) and at http://www.proxyvote.com (if you are the beneficial owner of shares held in street name).

It is important that your shares be represented and voted at the meeting.

You may vote your shares by voting on the Internet, by telephone,

in person at the meeting, or by completing and returning a proxy card.

By Order of the Board of Directors,

/s/MARK S. FLYNN

MARK S. FLYNN

SECRETARY

APRIL 9, 2013

HARTFORD, CONNECTICUT

i

GENERAL INFORMATION

ABOUT THIS PROXY STATEMENT AND THE 2013 ANNUAL MEETING

Why am I receiving these proxy materials?

These proxy materials are being provided to the shareholders of Virtus Investment Partners, Inc., a Delaware corporation (“Virtus,” the “Company,” “we,” “our,” or “us”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at our 2013 Annual Meeting of Shareholders (the “2013Annual Meeting”) and at any adjournment or postponement thereof, to be held May 21, 2013 at 10:30 AM EDT at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut. The Notice of Annual Meeting, Proxy Statement and voting instructions, together with our 2012 Annual Report, will be mailed and/or made available to each shareholder entitled to vote starting on or about April 9, 2013.

Shareholders are invited to attend the 2013 Annual Meeting and are entitled and requested to vote on the matters set forth in the Notice of Annual Meeting, as described in this Proxy Statement.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials over the Internet instead of mailing a full set of printed proxy materials to certain of our shareholders. Accordingly, on or about April 9, 2013, a Notice of Internet Availability of Proxy Materials is being mailed or delivered electronically to certain of our shareholders, which provides instructions on how to access our proxy materials on the Internet and vote or, alternatively, how to request that a copy of the proxy materials be sent to them by mail.

Who is entitled to vote and how many votes are needed to approve the proposals?

Only holders of record of our Common Stock at the close of business on March 27, 2013 (the “Record Date”) are entitled to vote at the 2013 Annual Meeting or any adjournment or postponement thereof.

As of the Record Date, there were 7,820,139 shares of our Common Stock outstanding and entitled to vote. A list of all shareholders of record entitled to vote at the 2013 Annual Meeting will be available for inspection by any shareholder for any purpose germane to the meeting at our offices at 100 Pearl Street, Hartford, CT for the ten-day period immediately preceding the meeting. At the 2013 Annual Meeting, our shareholders will be asked to consider and vote upon the following matters:

1.	Election of directors

One of the matters to be considered at the meeting is the election of the three directors recommended for nomination by our Governance Committee and nominated by our Board for the three Class II director seats, each to hold office for a three-year term expiring at the 2016 annual meeting of shareholders or upon his or her successor being elected and qualified, or until his or her earlier resignation, retirement, death, disqualification or removal. Information concerning the Class II director nominees is provided under the heading “PROPOSALS REQUIRING YOUR VOTE – ITEM 1 – ELECTION OF DIRECTORS”, beginning at page 15 of this Proxy Statement. A plurality of the affirmative votes cast by shareholders present in person or represented by proxy and entitled to vote is required for the election of each such director nominee. Each holder of record as of the Record Date will be entitled to one vote for each share of Common Stock held. You may vote either FOR or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld and broker non-votes will have no effect on the election of directors because only votes “FOR” a nominee will be counted.

2.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013 requires that a majority of the votes represented at the 2013 Annual Meeting, in person or by proxy and entitled to vote, be voted “FOR” the proposal. Each holder of record as of the Record Date will be entitled to one vote for each share of Common Stock held. You may vote FOR, AGAINST or ABSTAIN on this matter. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum, but the abstention will have the same effect as a vote “AGAINST” the proposal.

What are the voting recommendations of the Company’s Board of Directors?

The Board of Directors recommends a vote:

•	“FOR” the election of the Board’s director nominees named in this Proxy Statement; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013.

How many votes are required to conduct the 2013 Annual Meeting?

The presence at the meeting, in person or represented by proxy, of the holders of record of one-third of the shares entitled to vote on any matter at the meeting will constitute a quorum for the transaction of business at the 2013 Annual Meeting. You will be counted as present at the meeting if you attend the meeting and vote in person or if you vote by proxy via the Internet, telephone or mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. If a quorum is not present, we will adjourn the annual meeting until a quorum is obtained.

How are votes counted?

A representative from Computershare Investor Services, the Company’s transfer agent, will serve as the inspector of elections for the 2013 Annual Meeting and will tabulate the votes for each proposal.

How do I vote?

Whether you hold your shares directly as a shareholder of record, or beneficially in street name, you may vote your shares without attending the 2013 Annual Meeting. Even if you plan to attend the 2013 Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Internet Availability of Proxy Materials has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the “shareholder of record.” As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by submitting voting instructions to such person in accordance with the directions outlined in the Notice of Internet Availability of Proxy Materials.

If you hold shares in your name as a holder of record, you are considered the “shareholder of record” with respect to those shares. You can vote your shares:

•	over the Internet at http://www.envisionreports.com/vrts

•	by telephone, toll free at 1-800-652-VOTE (8683); or

•

if you request delivery of a full set of proxy materials, by completing and returning a proxy card which will be mailed to you, along with a postage-paid envelope (or, which may be mailed to you, at the Company’s option, beginning after the tenth day following the mailing of the Notice of Internet Availability of Proxy Materials).

The deadline for voting by Internet or telephone is 11:59 PM, Eastern Daylight Time, on Monday, May 20, 2013. For persons holding shares in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “Virtus 401(k) Plan”), the trustee must receive your vote no later than 11:59 PM, Eastern Daylight Time, on Thursday, May 16, 2013.

Holders of record may vote in person at the 2013 Annual Meeting, but beneficial owners must obtain a legal proxy from the broker, bank or other holder of record authorizing the beneficial holder to vote such shares at the meeting. You cannot vote shares held under the Virtus 401(k) Plan in person at the meeting.

What is a “proxy”?

A “proxy” allows someone else (the “proxy holder”) to vote your shares on your behalf. The Board is asking you to allow any of the persons named on the proxy form to act as your proxy holder and vote your shares at the 2013 Annual Meeting. The persons named as your proxy holders will vote your proxy in accordance with your specifications. Unless you specify otherwise, the persons named as your proxy holders on the Company’s proxy form will vote in accordance with the voting recommendations of the Board in connection with the matters listed on the proxy form and in their discretion on any other matters that properly come before the 2013 Annual Meeting.

If you hold shares as a participant in the Virtus 401(k) Plan, your proxy represents all shares that you own through such plan, assuming that your shares are registered in the same name, and your proxy will serve as a voting instruction for the trustee of such plan. If you own your shares through the Virtus 401(k) Plan and you do not vote, the Virtus 401(k) Plan trustee will not vote your shares.

Can I change or revoke my proxy?

Yes. You may change or revoke your proxy at any time before it is voted at the meeting. If you are a shareholder of record, you may change or revoke your proxy after submitting your proxy, whether submitted by mail, the Internet or telephone, either by (i) submitting another proxy with a later date, as long as it is received prior to the time the earlier dated proxy is exercised, (ii) attending the 2013 Annual Meeting and voting in person, or (iii) notifying the Corporate Secretary in writing before the meeting that you have revoked your proxy. Your attendance at the meeting will not automatically revoke your proxy; you must vote at the meeting to revoke your proxy. If you are a beneficial owner of shares, please contact your bank, broker or other holder of record for specific instructions on how to change or revoke your vote. Your most current vote, whether by telephone, Internet or proxy card, is the one that will be counted.

What are “broker non-votes” and “abstentions”?

A broker non-vote occurs when a bank, broker or other holder of record holds shares for a beneficial owner but is not empowered to vote on a particular proposal on behalf of such beneficial owner because such proposal is considered to be “non-routine.” A broker non-vote is not considered a share entitled to vote, and will have no effect for purposes of determining the approval of the proposals to be acted upon at the 2013 Annual Meeting.

This means that if a brokerage firm holds shares on your behalf, those shares will not be voted on any non-routine proposal presented at the 2013 Annual Meeting, unless you expressly provide voting instructions to that firm. The non-routine proposal that will be presented at the 2013 Annual Meeting is the election of directors. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013 is considered a routine proposal on which a bank, broker or other holder of record is empowered to vote on behalf of the beneficial owner even in the absence of specific instructions from the beneficial owner.

In order to ensure that any shares held on your behalf by a brokerage firm or other organization are voted in accordance with your wishes, we encourage you to provide voting instructions to that firm or organization.

An abstention is a properly signed proxy card which is marked “ABSTAIN” as to a particular matter in which the option to abstain is available.

Who may attend the meeting?

All shareholders as of the Record Date may attend the 2013 Annual Meeting. To gain admission, registered holders will need a valid picture identification or other proof that you are a shareholder of record of Virtus shares as of the Record Date. If your Virtus shares are held in a bank or brokerage account, a recent bank or brokerage statement showing that you owned Virtus shares on the Record Date will be required for admission. To obtain directions to attend the 2013 Annual Meeting and vote in person, please contact Investor Relations by sending an email to: investor.relations@virtus.com.

Why did my household receive only one Notice of Internet Availability of Proxy Materials or why did I receive more than one Notice of Internet Availability of Proxy Materials?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, when multiple shareholders of record of Common Stock share the same address, we may deliver only one Notice of Internet Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of proxy materials) to that address unless we have received contrary instructions from one or more of those shareholders. The same procedure applies to brokers and other nominees holding shares of our Common Stock in “street name” for more than one beneficial owner with the same address.

If a shareholder holds shares of Common Stock in multiple accounts (e.g., with our transfer agent and/or banks, brokers or other registered shareholders), we may be unable to use the householding procedures and, therefore, that shareholder may receive multiple copies of the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable). You should follow the instructions on each Notice of Internet Availability that you receive in order to vote the shares you hold in different accounts.

If you share an address with another shareholder and have received only one Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable), you may write or call us as specified below to request a separate copy of such materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of these materials, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting our Investor Relations Department via telephone at 800-248-7971, Option 2, or by mail at Virtus Investment Partners, Inc., 100 Pearl Street, Hartford, CT 06103. If you are a beneficial owner of shares held in street name, please contact your bank, broker or other holder of record.

Who pays for the cost of this proxy solicitation?

All costs and expenses of this solicitation, including the cost of mailing the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable) and preparing this Proxy Statement and posting it on the Internet, will be borne by the Company. We also reimburse the expense of brokerage firms and other persons representing beneficial owners of shares for their expenses in sending proxy materials to their customers who are beneficial owners. In addition to soliciting proxies by mail, our directors, executive officers and employees may solicit proxies on our behalf, without additional compensation, personally or by Internet or telephone. We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers, bank nominees or other institutions or shareholders, although we reserve the right to do so.

Where can I find the voting results of the 2013 Annual Meeting?

The preliminary voting results will be announced at the 2013 Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the 2013 Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board is responsible for providing effective governance and oversight of our affairs. Our corporate governance practices are designed to align the interests of our Board and management with those of our shareholders and to promote honesty and integrity. Our Board has adopted Corporate Governance Principles that outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, director access to the Company’s officers and employees, director compensation, management succession, and performance evaluations of the Board. More information about our corporate governance is available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Code of Conduct

We have adopted a written Code of Conduct which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We are committed to the highest standards of ethical and professional conduct, and the Code of Conduct provides guidance on how to uphold these standards. The Code of Conduct is available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” We intend to post any substantive amendments to, or waivers of, the Code of Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer or our directors on our website. You may request a printed copy of the Code of Conduct by contacting the Corporate Secretary as set forth below under the heading “Shareholder and Interested Party Communications.”

Director Independence

A majority of the directors of the Board must be affirmatively determined by the Board to be independent under NASDAQ Marketplace Rules. In making these determinations, the Board considers and broadly assesses all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company, taking into account the applicable NASDAQ rules and SEC rules and regulations as well as the manner in which any relationships may potentially have the appearance of impacting independence. In addition, to aid it in determining whether a director is independent, the Board has adopted categorical independence standards which are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

In February 2013, the Board reviewed director independence and determined that each of Ms. Coffey, Dr. Fleming and Messrs. Baio, Holt, Swan and Treanor meets the criteria for independence as established by the NASDAQ Marketplace Rules and our own categorical independence standards. The Board has also determined that each member of the Audit, Compensation, Governance, and Finance and Investment Committees is independent under NASDAQ standards and, with respect to each member of the Audit Committee, is also independent under the independence criteria required by the SEC for audit committee members and, with respect to each member of the Compensation Committee, is an “outside director” pursuant to the criteria established by the Internal Revenue Service and is a “non-employee director” pursuant to criteria established by the SEC.

Board and Committee Membership

Our Board has established the following four standing committees to assist it with its responsibilities:

•	Audit Committee

•	Compensation Committee

•	Governance Committee

•	Finance and Investment Committee

The table below provides current membership for each of the Board committees.

Name	Audit	Compensation	Governance	Finance and Investment
George R. Aylward
James R. Baio	Chair	Member
Diane M. Coffey		Chair	Member
Susan S. Fleming			Chair	Member
Timothy A. Holt	Member			Chair
Hugh M.S. McKee
Edward M. Swan, Jr.	Member			Member
Mark C. Treanor		Member	Member

During 2012, the Board held ten meetings. Our independent directors meet in regularly scheduled executive sessions, generally at the end of each regular Board meeting. Mr. Treanor, our independent Chairman of the Board, presides at all Board meetings and at executive sessions of the non-management and independent directors.

Directors are expected to attend all Board meetings, the annual meeting of shareholders, and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Director attendance and meeting preparation is part of the annual evaluation process conducted by the Governance Committee. All of our then current directors attended our 2012 Annual Meeting and all of our current directors attended at least 75% of the meetings of the Board and of the standing committees of which he or she was a member during 2012.

The Board has adopted written charters for each of the Audit, Compensation, Governance, and Finance and Investment Committees, which set forth the responsibilities, authority and specific duties of each such committee. The charters for each of the committees of our Board are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Board Leadership Structure

Under our Corporate Governance Principles, to ensure Board independence, no less than a majority of our directors are required to be independent in accordance with NASDAQ standards and our categorical independence standards. Pursuant to our Corporate Governance Principles, our Board determines the best board leadership structure for our Company, and our Board may choose its Chairman in the manner it deems in the best interests of the Company and its shareholders. The Board does not have a formal policy that requires the roles of Chairman of the Board and Chief Executive Officer to be separate.

We believe that it is advisable for one of our independent directors to serve as Chairman of the Board of Directors, and the Board has elected Mark C. Treanor as Chairman. We believe that our assembled Board of Directors provides a broad array of experience, expertise and perspective and that it has been beneficial to have an independent director lead the Board as Chairman and for Mr. Aylward, who is our President and Chief Executive Officer and also a director, to lead our Company and its management as chief executive officer. Mr. Treanor and Mr. Aylward work closely together, and with the entire Board, in developing the strategies, agendas, and direction of our Board of Directors and for our Company as a whole.

As part of our annual board self-evaluation process, we evaluate how our Board of Directors functions and how our Board structure functions, to ensure that the Board continues to provide an optimal governance structure for our Company and our shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations and at different times. We believe our current leadership structure, with Mr. Aylward serving as our Chief Executive Officer and Mr. Treanor serving as Chairman of the Board of Directors, is the optimal structure for our Company at this time.

Audit Committee

The Audit Committee currently consists of Messrs. Baio (Chair), Holt and Swan. The Board has determined that Messrs. Baio and Holt each qualify as an “audit committee financial expert” as defined under SEC rules.

During 2012, the Audit Committee held nine meetings. The primary purposes of the Audit Committee are: (i) to exercise sole responsibility for the appointment, compensation, retention, oversight and, if applicable, termination of the Company’s independent registered public accounting firm, including review of the independent registered public accounting firm’s qualifications and independence; and (ii) to assist the Board in fulfilling its oversight responsibilities, by reviewing the quality and integrity of the Company’s financial statements and financial reporting process; the Company’s systems of internal accounting and financial controls; the annual independent audit of the consolidated financial statements of the Company and its subsidiaries; the Company’s internal auditing and accounting processes; and the Company’s legal and regulatory compliance and ethics programs as established by management and the Board.

Compensation Committee

The Compensation Committee currently consists of Ms. Coffey (Chair) and Messrs. Baio and Treanor. During 2012, the Compensation Committee held eight meetings. The primary purposes of the Compensation Committee are: (i) to achieve the Company’s objective of maximizing the long-term return to shareholders by ensuring that officers, directors and employees are compensated in accordance with the Company’s compensation philosophy, objectives and policies; and (ii) to define and approve compensation policies and programs for the Company’s executive officers that support such compensation philosophy, objectives and policies by linking compensation to financial performance and the attainment of strategic objectives, while providing competitive compensation opportunities at a reasonable cost.

The Role of the Compensation Committee

The Compensation Committee provides assistance to the Board in fulfilling its responsibility to achieve the Company’s objective of maximizing the long-term return to shareholders by ensuring our executives are compensated in accordance with the Company’s compensation philosophy and objectives. The Committee is specifically charged with:

•	Reviewing and approving Company performance goals and objectives for annual and long-term incentive plans;

•	Recommending the compensation levels of our CEO to the Board of Directors;

•	Reviewing and approving non-CEO executive compensation;

•	The administration of equity-based compensation; and

•	Retaining compensation consultants and legal counsel as appropriate.

The Compensation Committee reviews and approves any changes to executive base salary and sets annual and long-term incentive compensation opportunities for our executive officers. The Committee reviews performance against pre-established performance goals and objectives for the incentive plan under which our executive officers, including our Chief Executive Officer, are compensated. The Committee recommends incentive compensation awards for our Chief Executive Officer to the independent members of the Board for approval and, with the assistance of our Chief Executive Officer, reviews and approves the incentive compensation awards for the Company’s executive officers. The Committee also reviews and approves the granting of stock options and other equity-based compensation to our executive officers, including our Chief Executive Officer, and to other employees of the Company and its subsidiaries. The Committee has delegated to our Chief Executive Officer the authority to approve a limited number of restricted stock and stock option awards to employees of the Company and its subsidiaries who are not executive officers of the Company.

In 2012, the Compensation Committee engaged Mercer as its outside compensation consultant. The Compensation Committee has analyzed whether the work of Mercer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the amount of fees from the Company paid to Mercer as a percentage of Mercer’s total revenue; (ii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iii) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of the Company; (iv) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (v) any stock of the Company owned by Mercer or the individual compensation advisors employed by Mercer. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Company has not created any conflict of interest.

For a further discussion of the processes and procedures of the Compensation Committee, including the roles of compensation consultants and executive officers in the determination or recommendation of executive and director compensation, see the disclosure under the headings “Compensation Discussion and Analysis” and “Director Compensation” elsewhere in this Proxy Statement.

Risks Related to Compensation Policies and Practices

As part of its oversight of the Company’s executive compensation programs, the Compensation Committee, in conjunction with Company management, considers how current compensation policies and practices, including incentive opportunities, affect the Company’s risk profile. The Compensation Committee evaluates the Company’s compensation policies to determine whether they are designed to:

•	Attract and retain high caliber leadership;

•	Align our executives’ interests with those of our shareholders; and

•	Encourage an appropriate level of risk-taking while not creating incentives that are reasonably likely to pose material risk to the Company.

The Company reviews industry comparative compensation data to ensure we are competitive in both attracting and retaining our executives. Additionally, equity-based awards are generally subject to three-year cliff vesting. We believe our compensation structure is appropriately designed to retain high caliber leadership.

The compensation programs are designed to minimize excessive risk taking. The base salary component of our compensation is aligned to market which does not, we believe, create additional risk. The current incentive awards have the following risk-limiting characteristics:

•	Awards are made based on a review of a variety of performance indicators, diversifying the risk associated with any single indicator of performance;

•

For executives, a significant portion of variable pay is delivered in the form of performance-based restricted stock units granted under our equity-based, long-term incentive plan using a one-year measurement period and three-year cliff vesting, which aligns the interests of our executives with the interests of our shareholders;

•	Plan-based awards to our executives are limited to a maximum payout as defined by the terms of our annual and long-term incentive plans;

•	After reviewing Company performance results, the Compensation Committee, in its discretion, approves compensation awards for our executives;

•	Clawback provisions allow the Company to clawback compensation if an award was based on materially inaccurate financial statements or other performance measurement criteria; and

•	EVP’s, SVP’s and Directors are expected to maintain fixed levels of stock ownership commensurate with base salary multiples or annual retainers.

We believe our compensation policies and practices align compensation with the interests of our shareholders, encourage and reward sound business judgment and appropriate risk-taking over the long-term, foster key personnel retention, and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of, and during 2012 consisted of, Ms. Coffey (Chair) and Messrs. Baio and Treanor. None of the directors serving on the Compensation Committee were at any time during 2012, or at any other time, officers or employees of the Company. None of our executive officers serves as a member of compensation committees of any entities that have one or more of their executive officers serving on our Board of Directors.

Governance Committee

The Governance Committee currently consists of Dr. Fleming (Chair), Ms. Coffey and Mr. Treanor. During 2012, the Governance Committee held three meetings. The primary purposes of the Governance Committee are: (i) to assist the Board in fulfilling its oversight responsibilities with respect to matters relating to the interests of the shareholders of the Company; (ii) to identify individuals qualified to become Board members and to recommend to the Board qualified individuals for nomination for election or re-election at the next annual meeting of shareholders; (iii) to develop and recommend to the Board a set of governance principles applicable to the Company and to review at least annually and recommend any changes to such principles; (iv) to assess and report to the Board regarding the performance of the Board and its committees; and (v) to assist management and the Board with respect to succession planning of the Company’s executives.

Director Nomination Process

The Governance Committee is responsible for identifying and recommending to the Board potential director candidates for nomination and election to the Board at the annual meeting of shareholders. In connection with this responsibility, the Governance Committee has established Guidelines for the Recruitment of Directors, which have been adopted by the Board and which are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Under these Guidelines, in considering candidates for nomination to our Board, the Governance Committee will seek individuals with strong intellectual ability, breadth of experience, demonstrated professional achievement, diverse backgrounds, and the highest integrity. Prospective directors should also be able and willing to devote significant attention to our needs through regular attendance at meetings, preparation for meetings, and availability for regular consultation between meetings. The Governance Committee may also consider particular areas of expertise with respect to a given vacancy either because of needs arising from the retirement or resignation of a director or those arising out of changes in our business focus, our industry or the regulatory environment.

The Governance Committee will look to its members and to other directors for recommendations for new directors. Also, under the terms of our 2008 Investment and Contribution Agreement with BMO Financial Corp. (“BMO”), BMO has the right to designate one director nominee for election to the Board, subject to satisfaction of all legal and governance requirements regarding service as our director, for so long as it owns at least 10% of our outstanding Common Stock. The Governance Committee may also retain a search firm and will consider individuals recommended by shareholders. Shareholders must submit their recommendations as outlined below under the heading “Shareholder and Interested Party Communications.” If a vacancy on our Board exists or is anticipated, the Governance Committee will evaluate all proposed nominees in light of the standards above, as well as others deemed relevant. Following its evaluation of all proposed nominees and consultation with our Chief Executive Officer, the Governance Committee will make recommendations to our Board of the individual(s) to be nominated for election to our Board. The Board will make the final determination as to the individual(s) who will be nominated for election.

Board Diversity

The Board has adopted guidelines for the recruitment of directors that include factors to consider in identifying and recruiting candidates for nomination as director. In reviewing candidates for the Board, the Governance Committee and the Board as a whole seek to identify those individuals whose professional achievement, breadth of experience, and commitment to excellence and integrity best serve the Company in the markets in which it operates, while at the same time assuring the Company’s shareholders and other constituencies that the Company remains committed to its core ethical values. To this end, when recruiting and assessing potential director candidates, the Governance Committee and the Board will consider, among other factors, the candidates’ diversity of professional experience and personal diversity. With respect to diversity of professional experience, the Governance Committee and the Board seek candidates that have depth of experience in a variety of professional backgrounds. In terms of personal diversity, the Governance Committee and Board seek candidates who will increase the diversity of the Board in all respects and thereby benefit the Company with their ideas, perspectives, experience and wisdom.

The Governance Committee and the Board recognize that individual candidates have unique strengths and no one factor or qualification outweighs all others. The Governance Committee and the Board will consider how a candidate would contribute to the overall balance of experience, expertise and perspective of the Board.

On an annual basis, as part of its self-assessment process, the Governance Committee and Board as a whole review the overall functioning of the Board including diversity of experience, expertise and perspective.

Finance and Investment Committee

The Finance and Investment Committee currently consists of Messrs. Holt (Chair) and Swan and Dr. Fleming. During 2012, the Finance and Investment Committee held six meetings. The primary purposes of the Finance and Investment Committee are to assist the Board in fulfilling its oversight responsibilities with respect to (i) the Company’s policies, practices, and procedures relating to risks and risk management; (ii) the Company’s financial, investment and capital management policies; and (iii) any mergers, acquisitions and divestitures by the Company and its affiliates.

Risk Management Oversight

The Finance and Investment Committee of our Board of Directors is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. Pursuant to its charter, the Finance and Investment Committee is charged with periodically reviewing the Company’s risk management philosophy and its policies, practices, and procedures regarding risk assessment and risk management. The Finance and Investment Committee periodically meets with Company management to review and discuss the Company’s major risk exposures and the steps taken by management to monitor and mitigate these exposures. The Finance and Investment Committee also receives and reviews reports on selected risk topics as the Committee or management deem appropriate.

Our Audit Committee is responsible for overseeing accounting, audit, financial reporting, internal control, internal audit, and disclosure control matters, and reviews and discusses with management, our internal auditor, our outside independent registered public accounting firm, and legal counsel, financial risk associated with these functions and the manner, policies and systems pursuant to which management addresses these risks.

The Finance and Investment Committee, the Audit Committee and management each regularly report to the full Board of Directors on these risk management matters.

Although the Finance and Investment Committee, the Audit Committee, and the Board of Directors oversee our risk management, management is primarily responsible for day-to-day risk management processes and for reports to the Board and its Committees on risk management matters.

Both our Board of Directors and our Compensation Committee actively review and discuss with management our annual and longer-term compensation incentive programs to identify and mitigate potential risks associated with incentive compensation. They assess both the appropriateness of the incentive performance goals, which are both financial and operational, as well as our financial and operating results upon which our incentive awards are based. In addition, our Governance Committee oversees and advises management on succession planning risks related to our senior management team.

We believe that this division of risk management responsibility is the most effective approach to address the Company’s risk management and that the division of responsibility within and among the Board of Directors and its Board Committees allows the opportunity for regular review and discussion with our Board members as well as appropriate Board member input on, and consideration of, our risk management processes and systems.

Transactions with Related Persons

Policy Regarding Transactions with Related Persons

The Board of Directors has adopted a written policy for the review and the approval or ratification of any related person transaction (the “Related Person Transactions Policy”), which applies to any potential related person transactions, as defined under the rules and regulations of the SEC. A “related person transaction” generally means a transaction in which the Company was, is, or will be a participant, and the amount involved exceeds $120,000 (determined without regard to the amount of profit or loss involved in the transaction) and in which a related person has or will have a direct or indirect material interest (as determined under SEC rules related to related person transactions). Under the Related Person Transactions Policy, a related person transaction requires the approval or ratification of the Audit Committee (or of the Chair of the Audit Committee in those situations in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting for approval or ratification). Prior to approving or ratifying any transaction, the Audit Committee (or, if applicable, the Chair of the Audit Committee) must determine that the transaction is entered into in good faith on fair and reasonable terms to the Company after considering the relevant facts and circumstances, including, to the extent applicable, the related person’s relationship to the Company, his or her interest in the transaction, and the material facts and terms of the transaction. No related person may participate in the review of a transaction in which he or she may have an interest.

Transactions with Related Persons

Conversion and Voting Agreement

Pursuant to a Conversion and Voting Agreement by and between the Company and BMO, BMO agreed to convert 35,217 shares of our Series B Voting Convertible Preferred Stock (the “Series B Preferred Stock”), representing 100% of the Company’s outstanding Series B Preferred Stock, into 1,349,300 shares of the Company’s Common Stock, which conversion became effective on January 6, 2012. BMO currently owns approximately 22% of our outstanding Common Stock. BMO has agreed that to the extent its holdings of Common Stock exceed 24% of our outstanding Common Stock solely by reason of the repurchase or redemption of Common Stock by the Company, the excess shares will be subject to an irrevocable proxy in favor of the Company to be voted in the same proportion as the votes cast by all shareholders other than BMO. In addition, under the terms of our Investment and Contribution Agreement with BMO, dated as of October 30, 2008, so long as BMO beneficially owns at least 10% of our Common Stock, BMO has the right to designate a director who, subject to satisfaction of all legal and governance requirements regarding service as our director, will stand as one of the Company’s nominees for election by the holders of the Common Stock. Hugh M.S. McKee, a Class II director whose term expires at the 2013 Annual Meeting, currently serves as the director designated by BMO. BMO has designated Russel C. Robertson for nomination to stand for election as a Class II director at the 2013 Annual Meeting and our Board of Directors, upon the recommendation of the Governance Committee, has approved Mr. Robertson’s nomination.

Sub-Advisory Relationships

Certain affiliates of BMO have been appointed as sub-advisors to certain Virtus mutual funds. Sub-advisory fees, which are netted against investment management fees in our Consolidated Statements of Operations, and distribution and administration fee expenses paid or payable to BMO related to such funds for the year ended December 31, 2012, were $2.1 million (comprised of $2.1 million in sub-advisory fees and less than $0.1 million in distribution and administration expenses). The Company may, from time to time, enter into additional sub-advisory or similar relationships with BMO’s subsidiaries and affiliates.

Shareholder Proposals

Shareholders may submit proposals for consideration at our 2014 Annual Meeting of Shareholders. To be included in the proxy statement, notice of meeting and proxy relating to the 2014 Annual Meeting of Shareholders, proposals must be received by our Corporate Secretary not later than December 9, 2013, and must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (including the minimum share ownership requirements under that rule).

Pursuant to our by-laws, in order for any business not included in the proxy statement to be brought before the 2014 Annual Meeting of Shareholders by a shareholder, the shareholder must be entitled to vote at that meeting and must give timely written notice of that business to our Corporate Secretary. To be timely, such notice must be received by our Corporate Secretary at our office located at 100 Pearl Street, Hartford, CT 06103, no earlier than January 24, 2014 (75 days prior to April 9, 2014, the first anniversary of the date that we first mailed or made available our proxy materials for this year’s annual meeting) and no later than February 23, 2014 (45 days prior to April 9, 2014). In the event that our 2014 Annual Meeting of Shareholders is held more than 30 days before or more than 30 days after the anniversary of this year’s meeting date, the notice must be received not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the date on which public announcement of such annual meeting is first made by the Company. The notice submitted by a shareholder must contain the information required by our by-laws. Similarly, a shareholder wishing to submit a director nomination directly at the 2014 Annual Meeting of Shareholders must deliver written notice of such nomination within the time period described in this paragraph and must comply with the information requirements in our by-laws relating to shareholder nominations.

Shareholder and Interested Party Communications

Our Board of Directors is committed to ensuring that anyone desiring to communicate with the Board as a whole, with any committee of the Board, with our non-management or independent directors as a group, or with any specific director(s) has a convenient means of doing so. Anyone who wishes to communicate with the Board, a Committee or a specific director may do so by sending correspondence via email to corporate.secretary@virtus.com indicating the body or person(s) with whom you wish to communicate, or in writing to:

Board of Directors (or Committee or Specific Director)

Virtus Investment Partners, Inc.

c/o Corporate Secretary

100 Pearl Street

Hartford, CT 06103

The Office of the Corporate Secretary will forward your correspondence to its intended addressee promptly after receipt. Where appropriate, your correspondence will also be reviewed by the General Counsel and/or the Chief Compliance Officer.

SECURITY OWNERSHIP BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, to the best of our knowledge, the beneficial ownership of our Common Stock, our only outstanding class of voting securities, as of February 28, 2013, by (i) such persons known to the Company to own beneficially more than five percent (5%) of the Company’s Common Stock, (ii) each of our current directors, (iii) the persons named in the Summary Compensation Table, and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of Common Stock that may be acquired by an individual within 60 days of February 28, 2013 pursuant to the exercise of options or the vesting of restricted stock units (“RSUs”) to be outstanding for the purpose of computing the percentage ownership of such individual, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the tables. Except as indicated in the footnotes to the tables, we believe that each beneficial owner listed has sole voting and investment power with regard to the shares beneficially owned by such person. Percentage of ownership is based on 7,837,165 shares of Common Stock outstanding on February 28, 2013.

Security Ownership of Certain Beneficial Owners

Name of Beneficial Owner & Address	Number of Shares Beneficially Owned		Percent
BMO Financial Corp. 111 W. Monroe Street Chicago, IL 60603	1,727,746	(1)	22.0%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	483,281	(2)	6.2%

Huber Capital Management LLC. 2321 Rosecrans Ave., Suite 3245 El Segundo, CA 90245	487,095	(3)	6.2%

(1)	Based on a Schedule 13D/A jointly filed with the SEC on January 19, 2012 by the Bank of Montreal and BMO Financial Corp. (together the “BMO Group”), the BMO Group has sole investment and voting power with respect to 1,727,746 shares of Common Stock.

(2)	Based on a Schedule 13G/A filed with the SEC on February 5, 2013 by BlackRock, Inc., BlackRock, Inc. has sole investment and voting power with respect to 483,281 shares of Common Stock.

(3)	Based on a Schedule 13G filed with the SEC on February 12, 2013 by Huber Capital Management LLC, Huber Capital Management LLC has sole investment power with respect to 487,095 shares of Common Stock, sole power to vote or direct the vote with respect to 238,159 shares of Common Stock and shared power to vote or direct the vote with respect to 64,850 shares of Common Stock.

Security Ownership of Directors and Executive Officers

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent
George R. Aylward	149,609	(1)	1.9%
James R. Baio	10,045		*
Diane M. Coffey	9,630		*
Susan S. Fleming	9,697		*
Timothy A. Holt	20,979		*
Hugh M.S. McKee	—		*
Russel C. Robertson	—		*
Edward M. Swan, Jr.	11,638		*
Mark C. Treanor	20,798	(2)	*
Michael A. Angerthal	41,326	(3)	*
Jeffrey T. Cerutti	—		*
Mark S. Flynn	—		*
Francis G. Waltman	19,627	(4)	*

All directors and executive officers as a group (14 persons)	299,723	(5)	3.8%

*	Less than 1%

(1)	Includes 70 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan and 69,888 shares of Common Stock underlying options and 13,496 RSUs that Mr. Aylward has the right to acquire as of, or within 60 days of, February 28, 2013.

(2)	Includes 20 shares of Common Stock held in a joint account with Mr. Treanor’s son. Mr. Treanor disclaims beneficial ownership of these shares.

(3)	Includes 15,867 shares of Common Stock underlying options and 3,856 RSUs that Mr. Angerthal has the right to acquire as of, or within 60 days of, February 28, 2013.

(4)	Includes 109 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan and 4,498 shares of Common Stock underlying RSUs that Mr. Waltman has the right to acquire as of, or within 60 days of, February 28, 2013.

(5)	See footnotes (1) through (4).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of their initial holdings of Virtus securities and any subsequent transactions in Virtus securities with the SEC. Based on our review of the copies of such records and on information provided by our directors and our executive officers, we believe that all required Section 16(a) reports were timely filed during the fiscal year ended December 31, 2012.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

Our Board currently has eight members. Our certificate of incorporation provides for our Board to be divided into three classes for purposes of election, with three-year terms of office ending in successive years. At each annual meeting of shareholders, a class of directors will be elected for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation, retirement, death, disqualification or removal. Our Class II directors have a term expiring at the 2013 Annual Meeting. Our Class III and Class I directors have terms expiring at the 2014 and 2015 Annual Meetings, respectively.

Each of Ms. Coffey, Dr. Fleming and Messrs. Baio, Holt, Swan and Treanor became directors of the Company following our spin-off from our former parent company on January 1, 2009 and were identified prior to the spin-off with the assistance of an external director search firm and in consultation with our former parent. Mr. Aylward has been a director of the Company since October 2008. He has also served as a director of various of the Company’s affiliates since 2005.

Mr. McKee (who has been a director since January 2010) was identified by a predecessor to BMO, which is the holder of approximately 22.0% of our Common Stock. Under the terms of an Investment and Contribution Agreement, dated as of October 30, 2008, for so long as BMO owns at least 10% of our Common Stock, BMO has the right to designate a director (the “Investor Designate”) who, subject to satisfaction of all legal and governance requirements regarding service as our director, will stand as one of the Company’s nominees for election by the holders of the Common Stock. Mr. McKee, whose term as a Class II director expires at the 2013 Annual Meeting, currently serves as the Investor Designate.

Under our Corporate Governance Principles, a director will retire no later than the first annual meeting following his or her 74th birthday. Under exigent circumstances, the Board may request that the director continue to serve, provided, however, that no director shall serve beyond the first annual meeting following his or her 75th birthday.

Board Nominees

In January 2013, BMO notified us that it would designate Russel C. Robertson to succeed Mr. McKee as its Investor Designate to stand for election as a Class II director at the 2013 Annual Meeting. Members of our Governance Committee have met with Mr. Robertson, reviewed his background and experience, and, having determined that Mr. Robertson satisfies applicable legal and governance requirements and is otherwise well qualified to serve as our director, recommended to the Board that Mr. Robertson be nominated to stand for election as a Class II director. The Governance Committee also evaluated the contributions and performance of James R. Baio and Susan S. Fleming as members of our Board and recommended to the Board that each of Mr. Baio and Dr. Fleming be nominated to stand for re-election as a Class II director at the 2013 Annual Meeting. Our Board, having considered the recommendations of the Governance Committee, approved, James R. Baio, Susan S. Fleming and Russel C. Robertson as our Class II nominees for election to the Board by the shareholders. If elected by the shareholders, Messrs. Baio and Robertson and Dr. Fleming will hold office for a three-year term expiring at the 2016 annual meeting of shareholders and upon his or her successor being elected and qualified, or upon his or her earlier resignation, retirement, death, disqualification or removal. Each of Messrs. Baio and Robertson and Dr. Fleming has indicated that he or she will serve if elected. We do not anticipate that any Board nominee will be unable or unwilling to stand for election, but should any such nominee be unavailable for election by reason of death or other unexpected occurrence, your proxy, to the extent permitted by applicable law, may be voted, by the proxies named therein, with discretionary authority in connection with the nomination by the Board and the election of any substitute nominee. A plurality of the affirmative votes cast by shareholders present in person or represented by proxy and entitled to vote is required for the election of each such director nominee. Unless you specify otherwise on your proxy from the Company, the persons named in such proxy intend to vote for the election of Messrs. Baio and Robertson and Dr. Fleming to serve as directors.

The Board recommends that shareholders vote “FOR” the election of its three director nominees as Class II directors of Virtus: James R. Baio, Susan S. Fleming and Russel C. Robertson

Listed below are the names of our eight board members, including the Board’s nominees to the Class II director seats, and the incumbent directors who will be continuing in office following the 2013 Annual Meeting, together with certain biographical and business information regarding such persons and the experience and certain other factors considered in connection with the selection of such persons for membership on our Board.

Board Nominees to Class II

JAMES R. BAIO (59), Class II. Mr. Baio was Chief Financial Officer and Executive Vice President of Capmark Financial Group, Inc., a private equity portfolio company engaged in global real estate finance, from 2006 until his retirement in 2007. Prior to that time, from 1989 to 2006, he held various positions at Franklin Resources, Inc., a publicly-traded global investment management organization known as Franklin Templeton Investments. He served as Chief Financial Officer, Treasurer and Executive Vice President from 2003 to 2006, Chief Administrative Officer from 2000 to 2003, Senior Vice President and Treasurer, Templeton Mutual Funds and Mutual Series Mutual Funds from 1994 to 2000 and Senior Vice President and Risk Manager from 1989 to 1994. Prior to that, he was Senior Manager, Audit and Tax at Ernst & Young, a professional services organization, from 1977 to 1989. Mr. Baio is licensed as a certified public accountant (inactive since 2008). Mr. Baio brings to our Board substantial experience in financial and accounting matters concerning asset management organizations and overall familiarity with the investment management industry. Furthermore, Mr. Baio’s extensive financial, accounting and auditing experience positions him well to serve as a member of our Board and Chairman of our Audit Committee.

SUSAN S. FLEMING (43), Class II. Dr. Fleming is currently a consultant, executive educator and Senior Lecturer in management, finance and entrepreneurship at Cornell University. Dr. Fleming worked at Capital Z Financial Services, a private equity firm, as a Principal from 1998 to 2001 and as Partner from 2001 to 2003. She was Vice President at Insurance Partners Advisors, LP, a private equity firm, from 1994 to 2003 and held various positions at Morgan Stanley and Company from 1992 to 1994. Dr. Fleming has served as a director of Endurance Specialty Holdings, Ltd. since May 2011 and in the past has served as a director of Universal American Financial Corp., a family of specialty healthcare companies, from July 1999 to December 2003, PXRE Group, Ltd., a property reinsurer, from April 2002 to April 2005, Ceres Group, Inc., an insurance and annuity products provider, from February 2000 to August 2006, and Quanta Capital Holdings, Ltd., a specialty insurance and reinsurance holding company, from July 2006 to October 2008. With her years of experience in investment banking, private equity, consulting and education, Dr. Fleming brings to our Board demonstrated leadership and experience with a wide array of corporate finance, mergers and acquisitions, and operational matters. Dr. Fleming’s experience in corporate governance and organizational leadership also positions her well to serve as a member of our Board and Chairperson of our Governance Committee.

RUSSEL C. ROBERTSON (65), Class II and Investor Designate. Russel Robertson has served as Executive Vice President, Business Integration at BMO Financial Group, and as Vice Chair at BMO Financial Corp. (formerly Harris Financial Corp.) since March, 2011. Prior to his current role at BMO, Mr. Robertson was the Chief Financial Officer at BMO Financial Group between March, 2008 and March, 2011. Before joining BMO, he spent over 35 years as a Chartered Accountant. In this capacity, Mr. Robertson held various senior positions with a number of major accounting firms, including holding the positions of Vice Chair, Deloitte & Touche LLP (Canada) (2002-2008), and Managing Partner, Arthur Andersen LLP (Canada) (1994-2002). Mr. Robertson holds a Bachelor of Arts degree (Honours) from the Ivey School of Business at the University of Western Ontario. Since June 2012, Mr. Robertson has served on the board of directors of Turquoise Hill Resources, a Canadian mining and development company headquartered in Vancouver, British Columbia. Mr. Robertson has significant managerial experience and brings to our Board substantial experience in accounting and auditing matters regarding the financial services industry, and significant strategic planning experience.

Other Current Members of the Board

GEORGE R. AYLWARD (48), Class III. Mr. Aylward is President and Chief Executive Officer and has held those positions since January 1, 2009, when the Company became an independent public company. He has served as President of the Company since November 6, 2006. Mr. Aylward joined Phoenix Investment Partners, Inc. (“PXP”), the majority owned asset management subsidiary of The Phoenix Companies, Inc. (“PNX”) and predecessor to the Company, in 1996. Mr. Aylward also served as President, Asset Management, and Senior Executive Vice President of PNX from February 2007 to December 31, 2008 and as Executive Vice President, Asset Management of PNX from November 6, 2006 to February 2007. Mr. Aylward also served as Senior Vice President and Chief Operating Officer, Asset Management, of PNX from 2004 through 2006, and as Chief of Staff to the Chairman, President and Chief Executive Officer of PNX from 2002 through 2004. Mr. Aylward also served in several senior financial positions at PXP prior to 2002. Since 2006, Mr. Aylward has served as President and Trustee of the Virtus Mutual Funds, having been Executive Vice President from 2004 to 2006; Trustee of the Virtus Variable Insurance Trust, since 2012; Trustee and President of the Virtus Global Multi-Sector Income Fund and the Virtus Total Return Fund, since 2012; and Chairman, President and Chief Executive Officer of The Zweig Fund, Inc. and The Zweig Total Return Fund, Inc., since 2006. Mr. Aylward brings to our Board demonstrated leadership, extensive knowledge regarding the asset management and financial services industry, and superior skills as our Chief Executive Officer.

DIANE M. COFFEY (71), Class I. Since 2000, Ms. Coffey has been a Managing Director and partner of Peter J. Solomon Company, Ltd., an independent investment banking firm specializing in mergers, acquisitions, financings and restructurings. From 1996 to 2000, she served as the firm’s Chief Administrative Officer. From 1990 to 1996, she held various positions with The Dreyfus Corporation. She was Vice President, Corporate Communications from 1994 to 1996, Director of Corporate Communications from 1991 to 1994, and Portfolio Manager for the Dreyfus Third Century Fund from 1990 to 1996. She also worked in Government and Community Affairs and Internal Communications from 1990 to 1996 and as assistant to the Chairman from 1990 to 1994. Ms. Coffey brings to our Board substantial expertise and experience in the areas of corporate finance, compliance, capital markets, human resources and strategic planning. Ms. Coffey’s experience in overseeing the business affairs of large organizations positions her well to serve as a member of our Board and Chairperson of our Compensation Committee.

TIMOTHY A. HOLT (60), Class I. Mr. Holt held various senior management positions with Aetna, Inc. until his retirement in 2008. He was Senior Vice President and Chief Investment Officer from 1999 to 2008, Vice President and Chief Investment Officer from 1997 to 1999, Chief Enterprise Risk Officer from 2004 to 2007, Senior Vice President and Chief Financial Officer of Aetna Retirement Services from 1996 to 1997, Vice President of Portfolio Management Group from 1992 to 1995, Vice President of Aetna Portfolio Management from 1991 to 1992, Vice President, Finance and Treasurer from 1989 to 1991, Vice President of Public Bonds from 1987 to 1989, Property/Casualty Portfolio Manager from 1983 to 1987, Investment Officer from 1981 to 1982 and Investment Officer/Analyst from 1977 to 1981. He was a member of Aetna’s Executive Committee from 2003 until his retirement in 2008. Mr. Holt served as a consultant to Aetna during 2008 and 2009. Mr. Holt has served as a director of MGIC Investment Corporation since January 2012. With his broad management, financial and investment experience at Aetna, Mr. Holt brings to our Board leadership and knowledge regarding the financial and investment industries, risk management, corporate governance and financial and corporate operational matters. Mr. Holt received his M.B.A. from the Tuck School of Business at Dartmouth and he has been designated as a chartered financial analyst from the CFA Institute, a global association of investment professionals headquartered in the United States. Mr. Holt’s extensive management and investment experience positions him well to serve as a member of our Board and Chairman of our Finance and Investment Committee.

EDWARD M. SWAN, JR. (71), Class III. Mr. Swan served as President of FIS Group, an asset management firm, from 2002 until his retirement in 2007. Prior to that, he taught investment management courses at Florida A&M University’s Graduate School of Business and Industry from 2000 to 2002. He also served as Managing Director of MFS Asset Management from 1997 to 2000, Vice President of UBS Asset Management from 1996 to 1997 and Managing Director of Mitchell Hutchins Asset Management from 1988 to 1996. In addition, he was

Senior Vice President of WR Lazard & Co., a municipal bond underwriter and investment manager, from 1985 to 1988, Senior Vice President of Franklin Management Co., an investment manager, from 1984 to 1985, and Senior Investment Analyst at Prudential Insurance Co., a life insurance company, from 1975 to 1984. Mr. Swan earned a chartered financial analyst designation in 1981 from the CFA Institute and holds an MBA from The Wharton School of the University of Pennsylvania. Mr. Swan served as a captain in the U.S. Air Force and brings to our Board demonstrated management ability, asset management sales and marketing expertise, an understanding of financial and operational issues facing financial and investment services organizations, and extensive knowledge of the asset management industry.

MARK C. TREANOR (66), Class III. Mr. Treanor has served as Senior Partner at the law firm of Treanor Pope & Hughes, which he founded, since 2009. He also serves as an executive leadership coach. Previously, he served as Senior Executive Vice President, General Counsel and Secretary of Wachovia Corporation, a bank holding company, from 2001 to August 2008, with responsibilities for legal, regulatory, corporate governance and government relations activities for all domestic and international businesses, including Evergreen Investments, Wachovia’s asset management division which provided mutual funds, institutional portfolios, alternative investments and separately managed accounts to institutional and individual investors, and was a member of Wachovia’s Senior Risk Committee and its Operating Committee, which was responsible for overall management of Wachovia, and was Chairman of its Ethics Committee. Previously, from 1999 until 2001, he held similar responsibilities as Executive Vice President, General Counsel and Secretary of First Union Corporation, Wachovia’s predecessor which he joined in 1998 after serving as President and Senior Partner at Treanor Pope & Hughes. Mr. Treanor served as a director of Wachovia Bank N.A. from 2001 to June 2008. Mr. Treanor has served as Chairman of the Advisory Committee to the Export-Import Bank of the United States and has served on the boards of numerous educational and charitable organizations, including the National Defense University, the United States Naval Academy (Vice-Chair), the University of Maryland School of Law, the National Defense University Foundation (Chair), the U.S. Chamber of Commerce Institute for Legal Reform, and the Board of Advisors to the University of North Carolina School of Law Center for Banking and Finance. A former Marine Corps captain and graduate of the U.S. Naval Academy, Mr. Treanor holds a Juris Doctor degree (with honors) from the University of Maryland School of Law where he was a member of the Law Review and Order of the Coif. With his experience at Wachovia Corporation, First Union Corporation and Treanor Pope & Hughes, and as an executive leadership coach and on numerous boards, Mr. Treanor brings to our Board management and leadership ability and extensive knowledge of a wide array of financial, legal and operational issues facing public company financial organizations, including corporate governance, legal and regulatory compliance, leadership development and succession planning, risk assessment, mergers and acquisitions, and strategic planning. Mr. Treanor’s extensive management and leadership experience with large organizations positions him well to serve as the Chairman of our Board.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2013. PricewaterhouseCoopers LLP has audited our consolidated financial statements for the fiscal year ended December 31, 2012 and performed other services as described under “Fees Paid to Independent Registered Public Accounting Firm” below.

We are submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate governance. If the appointment is not ratified by the shareholders of the Company, the Audit Committee may reconsider the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time it determines that a change would be in the best interests of the Company and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2013 Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

A majority of the votes represented at the 2013 Annual Meeting, in person or by proxy and entitled to vote, is required to ratify the appointment of PricewaterhouseCoopers LLP. Unless you specify otherwise on your proxy from the Company, the persons named in such proxy intend to vote for the ratification of the appointment of PricewaterhouseCoopers LLP.

The Board recommends that our shareholders vote “FOR” the ratification of the appointment of

PricewaterhouseCoopers LLP

as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013

Fees Paid to Independent Registered Public Accounting Firm

The following table provides detail about fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2012 and December 31, 2011.

	2012	2011
Audit Fees (1)	$656,445	$670,000
Audit-Related Fees (2)	$130,330	$103,800
Tax Fees	—	—
All Other Fees (3)	$1,800	$1,500

Total Fees	$788,575	$775,300

(1)	“Audit Fees” include the audit of the Company’s consolidated financial statements included in our Forms 10-K and reviews of our quarterly financial statements.

(2)	“Audit-Related Fees” include stand-alone audits of certain subsidiary operations of the Company.

(3)	“All Other Fees” includes software licensing fees.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy concerning the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be performed by PricewaterhouseCoopers LLP, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services provided by the independent registered public accounting firm are to be regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm and management may present additional services for approval. The authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee, and any such approvals must be reported to the full Audit Committee at its next meeting. All services provided by PricewaterhouseCoopers LLP during 2012 were pre-approved by the Company’s Audit Committee in accordance with this pre-approval policy.

Report of the Audit Committee

The Audit Committee acts under a written charter adopted and approved by the Board, a copy of which may be found on the Company’s website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” Each of the members of the Audit Committee is independent as defined under the NASDAQ listing standards and applicable law.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and for its reporting process, including establishing and maintaining internal control over financial reporting and disclosure controls and procedures. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, is responsible for auditing our annual financial statements and performing quarterly reviews. In fulfilling its responsibilities, the Audit Committee relies, without independent verification, on the information provided by management, the Company’s internal audit function and PwC.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2012 with management and with PwC.

The Audit Committee has discussed with PwC the matters required to be discussed in accordance with Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vo 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of PwC with that firm.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Respectfully Submitted:

AUDIT COMMITTEE

James R. Baio (Chair)

Timothy A. Holt

Edward M. Swan, Jr.

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information regarding the executive officers of the Company as of February 28, 2013:

Name	Age	Position
George R. Aylward	48	President, Chief Executive Officer and Director
Michael A. Angerthal	45	Executive Vice President, Chief Financial Officer and Treasurer
W. Patrick Bradley	41	Senior Vice President, Fund Services
Jeffrey T. Cerutti	45	Executive Vice President, Head of Retail Distribution
Mark S. Flynn	58	Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Mardelle Peña	60	Senior Vice President, Human Resources
Francis G. Waltman	50	Executive Vice President, Head of Product Management

As Mr. Aylward also serves as a director of the Company, his information is presented above in this Proxy Statement under the heading “Item 1 – Election of Directors – Other Current Members of the Board.”

Mr. Angerthal is Executive Vice President, Chief Financial Officer and Treasurer. Mr. Angerthal also serves as our principal accounting officer. Mr. Angerthal joined the Company in 2008. Prior to joining the Company, Mr. Angerthal had been the Chief Financial Officer of CBRE Realty Finance, a commercial real estate specialty finance company, from 2005 to 2008. Prior to that, he held several positions with GE Corporation, a diversified technology, media and financial services company, from 1996 to 2005. From 2002 to 2005, he served as Manager, Financial Planning & Analysis of GE Real Estate; from 1999 to 2002, he served as Staff Analyst, Investor Relations of GE Capital Corp.; and from 1996 to 1999, he served as Director, Finance of NBC. Prior to GE, he was a manager of business assurance in the audit practice of Coopers & Lybrand in New York.

Mr. Bradley is Senior Vice President, Fund Services. He serves as the Chief Financial Officer and Treasurer of the Virtus Mutual Funds and manages all operational and financial matters for the fund family. He is also Chief Financial Officer and Treasurer of the Virtus Variable Insurance Trust, Virtus Global Multi-Sector Income Fund, Virtus Total Return Fund, The Zweig Fund, Inc. and The Zweig Total Return Fund, Inc. His responsibilities include customer service, transfer agency, accounting, tax, custody, registration, treasury, lending, and financial reporting, and he chairs the Valuation Committee of each of the foregoing funds. Prior to joining Virtus Investment Partners in 2004, Mr. Bradley was an assurance and advisory senior manager with Deloitte in both the United States and Australia where he primarily consulted and serviced Fortune 500 companies and a top-tier private equity firm. Mr. Bradley earned a bachelor’s degree in accounting from the University of Connecticut where he earned the distinction of New England Scholar. He is also a Certified Public Accountant and a member of the Investment Company Institute Accounting and Treasurer’s Committee.

Mr. Cerutti is Executive Vice President, Retail Distribution. Mr. Cerutti, who has more than 20 years of experience in the investment management industry, joined the Company in 2010 from UBS Global Asset Management where he led the distribution efforts of their mutual funds, separately managed accounts and alternative investments within various retail channels as managing director and head of third party sales. He joined UBS in 2001. He previously worked at the Company, then known as Phoenix Investment Partners, Inc. (“PXP”), as national sales manager for the financial planners channel from 1999 to 2001, following four years as national sales manager at Zweig Mutual Funds, which was acquired by the Company in 1999. He began his career in the investment management industry in sales with Gabelli Mutual Funds.

Mr. Flynn has served as Executive Vice President, General Counsel, Chief Compliance Officer and Secretary since February 2011. Prior to joining the Company, Mr. Flynn had served as Chief Legal Officer and Corporate Secretary for iBasis, Inc., an international wholesale telecom carrier, from 2007 until 2011. From 2001 to 2006 he served as Vice President, General Counsel and Secretary for Imagistics International Inc., which marketed, sold and serviced document imaging equipment. Earlier, Mr. Flynn was a partner in the Business Practice Group of Wiggin & Dana, LLP, where he focused on business transactions and general corporate representation. He has also served in senior legal counsel positions at public and private companies in the chemicals and health care industries, including as senior deputy general counsel of Olin Corp., a diversified chemicals and materials company. Mr. Flynn holds a Juris Doctor from Fordham University School of Law and is a member of the American Bar Association, the Association of Corporate Counsel, the Society of Corporate Secretaries and Governance Professionals, and the National Association of Corporate Directors.

Ms. Peña is Senior Vice President, Human Resources. She is responsible for developing human resources strategy and implementing critical policies, processes and programs in areas such as talent and performance management, training and development, diversity, and compensation and benefit plans. She also supports the activities of the Compensation Committee of the Board of Directors, and is a member of the Company’s senior management team. Ms. Peña joined Virtus in 2010 from The Hartford Financial Services Group (“The Hartford”), where she was Vice President of Human Resources supporting the property and casualty insurance business segments. Prior to joining The Hartford in 2001, she was Senior Vice President and Chief Human Resources officer at ADVO, a direct marketing company. Ms. Peña graduated from the University of Houston with a B.A. in industrial psychology and personnel management, and later earned a master’s degree in human resources management from Houston Baptist University.

Mr. Waltman is Executive Vice President, Product Management, and has had the same role at the Company since July 28, 2008. From January 2008 to July 2008, Mr. Waltman was Vice President, Head of Investment Product at Prudential Retirement, a business unit of Prudential Financial, Inc., a financial services provider. Prior to that, he held several positions at the Company, then known as PXP, including Senior Vice President, Product Development and Management, from February 2006 to December 2007, Vice President, Product Development and Management, from January 2005 to February 2006, Chief Administrative Officer from August 2003 to December 2004, and Second Vice President from October 2002 to August 2003. Mr. Waltman first joined the Company in August 1990. Mr. Waltman currently serves as Senior Vice President for numerous trusts and mutual funds sponsored by the Company.

Compensation Discussion and Analysis

Executive Summary

Virtus is committed to creating and maintaining a growing company that is profitable and delivers sustainable value for shareholders. As such, management focuses on specific performance measures that are intended to create long-term shareholder value. We believe shareholders will derive long-term benefits if the Company is consistently successful in reaching certain financial and operating objectives, including profitability (measured by operating income, as adjusted), sales and net flows. The executive compensation program, which is designed to reinforce the importance of delivering results that contribute to building long-term value, rewards executives for achievement of these goals.

The Company delivered significant top-line and bottom-line growth in 2012 and completed several important business activities that support current and future growth as a result of the leadership and efforts of the management team. The key accomplishments in 2012 included:

•	Sales and Net Flows – Gross Sales and Net Flows Increased 29%; Mutual Fund Organic Growth Rate of 38% Among Highest in Industry

The Company’s sales success is built on three primary elements: the breadth of attractive products in a variety of distinctive strategies; solid relative investment performance; and the effectiveness of its sales efforts and strategy. By successfully executing on these elements, the Company delivered record levels of sales and net flows in 2012.

•

Total sales of $14.4 billion represented a 29 percent increase from $11.2 billion in 2011 and included significant growth in all product categories, including mutual funds, separately managed accounts and institutional products. Long-term open-end mutual fund sales were $12.3 billion in

2012, a 30 percent increase from $9.5 billion in 2011, with sales balanced among international equity, taxable fixed-income, and domestic equity asset classes. The Company continued to distinguish itself in the industry with an annual fund sales rate of 73 percent which was the highest among the largest mutual fund companies that sell through financial intermediaries.

•

Net flows increased by 29 percent to $6.7 billion from $5.2 billion in 2011, primarily as the result of higher net flows for long-term open-end funds. Fund net flows of $6.4 billion, which increased from $5.1 billion in 2011, represented an annual organic growth rate of 38 percent, which was one of the highest rates among comparable fund companies.

•	Investment Performance – 95% of All Rated Assets were in 3-5 Star Funds

A key contributor to the Company’s success in mutual fund sales and net flows was strong relative investments performance. As of December 31, 2012, 26 of the company’s 31 Morningstar-rated mutual funds, representing 95 percent of all fund assets, were in 5-, 4-, or 3-star funds, with 19 funds, representing 88 percent of fund assets, in 5- and 4-star funds. The funds were balanced among equity and fixed-income strategies, with 19 equity funds, representing 93 percent of equity assets, and seven fixed income funds, representing 98 percent of those assets, in 5-, 4- or 3-star funds. Additionally, for the second time in three years the Company was recognized as the top performing Taxable Bond Fund family in the annual Barron’s/Lipper Fund Family Ranking, and the manager of the Virtus Emerging Markets Opportunities and Virtus Foreign Opportunities funds was named Morningstar’s 2012 top international equity fund manager for managing our funds.1

•	Profitability – Operating Income, As Adjusted, Increased 86% to $81.5 Million; Related Margin Increased to 38% from 28%

In 2012, operating income, as adjusted, was $81.5 million, an increase of 86 percent from $43.7 million in 2011. The operating margin, as adjusted, rose to 38 percent from 28 percent in 2011.2

In addition to delivering increased sales, flows and profitability, the Company successfully completed several activities that are intended to contribute to the further growth of the business.

•	Investment Capabilities – New Affiliate and Subadviser Relationships Increased Investment Capabilities

The Company expanded the investment capabilities it offers clients through new affiliate relationships, the addition of an international equity team, and partnerships with new subadvisers.

•

The Company added two affiliated managers during the year. Rampart Investment Management, which specializes in options overlay strategies, was acquired in the fourth quarter, and Newfound Investments, which provides disciplined, rules-based strategies, was established in partnership with Newfound Research.

•

The Company reached an agreement to acquire a minority interest in Kleinwort Benson Investors International (KBII), a company based in Ireland that manages income-oriented equity strategies. The agreement with KBII is expected to be concluded in 2013.

•	Euclid Advisors added a team to manage a high-conviction core international equity strategy.

•	Two new subadvisers – Thomas J. Herzfeld Advisors and Horizon Kinetics – were chosen to manage new open-end funds.

•	Fund Offerings – Distinctive Strategies Introduced in Eight Mutual Funds, New Closed-End Fund

By introducing eight new open-end mutual funds and launching the Virtus Global Multi-Sector Income (VGI) closed-end fund, the Company: expanded the distinctive, long-term investment strategies that

[1]	For additional information regarding investment performance ratings, see Appendix B to this Proxy Statement.
[2]	The above referenced non-GAAP measures are described and reconciled to GAAP reported amounts on Appendix A to this Proxy Statement.

are available in various asset classes and disciplines; continued to offer investors compelling strategies to fit a well-diversified portfolio; and provided opportunities for future growth. VGI, which is managed by the Newfleet Asset Management affiliate, raised $215 million in its initial public offering. The success of the fund’s launch was reflective of high level of interest in Newfleet’s distinctive multi-sector strategy and the strength of Virtus’ distribution relationships.

•	Retail Distribution – Fund Sales Increased 41% in Retail Channels Served by New Distribution Team

As part of the ongoing strategy to broaden access to financial advisors and bring institutional-quality investment strategies to more clients, the Company expanded its retail distribution resources by creating a dedicated sales team that is focused on serving the Independent and RIA channels. Mutual fund sales in these channels, which represent the fastest growing segments of the financial intermediary market, increased 41 percent from the prior year.

•	Capital Position – Financial Flexibility of Balance Sheet was Strengthened and Enhanced

The Company strengthened and enhanced the flexibility of our balance sheet by effectively utilizing our free cash flow and taking other actions, such as amending our existing credit agreement to extend the term, increase capacity and provide for more favorable terms. By effectively managing the Company’s capital position, we were able to take advantage of new growth opportunities, such as deploying more than $40 million of our capital into growth activities, including seeding new open-end mutual funds, launching the new closed-end fund, and adding new investment teams.

Shareholders benefited from these accomplishments and were again rewarded with a substantial return on their investment in Virtus. For the third consecutive year, VRTS was the top-performing stock among publicly traded traditional asset managers. The stock price increased 59 percent, compared with the composite of other publicly traded traditional asset management companies, and the Standard & Poor’s 500 Total Return Index, which increased 18 percent and 16 percent, respectively.3

Compensation Objectives and Philosophy

Our compensation programs are structured to promote our business objectives by:

•	Attracting and retaining high-caliber leadership;

•	Linking compensation to company, functional and individual achievements; and

•	Aligning our executives’ interests with those of our shareholders.

Our executive compensation philosophy recognizes the following:

•	Performance should be the primary driver of compensation decisions;

•	A substantial percentage of compensation opportunity should be at risk for the executives who bear higher levels of responsibility for performance; and

•

Compensation levels should reflect the executive’s role in achieving our financial and strategic objectives. It should also be reflective of the executive’s leadership skills, demonstrated business acumen, experience in the management of risk and overall relevant experience. Other factors to be considered are the executive’s retention risk in a highly competitive asset management industry and both individual and functional area performance.

Our weighting toward performance-based variable “at risk” compensation creates the opportunity for higher incentive compensation if superior performance is achieved, and much lower or no incentive compensation if our performance goals are not met.

[3]	The companies that comprise the composite of other publicly traded traditional asset managers are listed on Appendix C to this Proxy Statement.

Compensation opportunity in general will change when specific factors warrant such changes. Factors considered in making adjustments to compensation include changes in job responsibilities, the competitive market, the Company’s relative positioning as compared to competitors in the asset management industry, or other factors that may occur from time to time.

At the Company’s 2011 Annual Meeting, our shareholders approved, on an advisory basis, the compensation of our named executive officers (NEOs). Based on this favorable response, the Board intends to continue its current compensation practices, which link executive pay to Company performance, and hold advisory votes on executive compensation once every three years. The next advisory vote on executive compensation will occur in 2014.

Compensation Setting Process

The Role of Management

Management plays a significant role in the compensation-setting process, excluding the CEO’s compensation. Our CEO and our senior Human Resources executive attend Compensation Committee meetings and assist the Committee in establishing and maintaining compensation programs. Management’s role includes:

•	Providing analyses and supporting information, including third party survey information;

•	Making recommendations on compensation levels for executives;

•	Recommending performance objectives for our annual and long-term compensation programs;

•	Discussing compensation matters as they affect particular executives and broader groups of employees; and

•	Implementing Compensation Committee decisions regarding the plans and programs.

Our CEO evaluates each executive’s financial, operational, business and individual results and makes recommendations to the Committee regarding all elements of compensation. Our CEO does not participate in the Compensation Committee’s deliberation regarding his own compensation.

The Use of Compensation Consultants

The Compensation Committee Charter authorizes the Committee to retain outside independent consulting firms to assist in evaluating executive compensation practices and to provide objective advice. The Committee has engaged Mercer, a leading human resources consulting firm, as its outside consultant. Mercer attends certain scheduled meetings of the Committee and provides counsel and objective analysis on the Company’s executive compensation program and practices. Mercer does not provide consulting services to the company.

The Committee engaged its compensation consultant, Mercer, in 2011 to assist in assessing the compensation incentive risk for the Company and again, in 2012, to provide ongoing reviews as new compensation plans were developed and existing plans were modified. Mercer determined that Virtus’ incentive plans have an appropriate balance between performance incentives and risk mitigation.

The Use of Market Data

Management obtains and utilizes third party survey data from McLagan as a market reference for its executive compensation. Our executive positions are compared against survey data based on what we determine to be positions and responsibilities of similar size, scope and complexity. In addition, the Company reviews and generally considers compensation data of other publicly traded traditional asset management companies. As the Company must compete with other asset management companies for executive talent and must attract and retain critical executive talent with industry-specific skills and experience, management believes that this comparative data is useful and appropriate in establishing competitive compensation levels for these executives. The Compensation Committee uses this information as a “market check” and as only one factor for evaluating compensation levels.

Elements of Executive Compensation

Our executive compensation program consists of base pay, annual incentive, and long-term incentives (collectively referred to as “compensation”). We believe the majority of executive compensation should be at risk and, as a result, come from performance-based pay. The proportion of at-risk compensation, as well as the balance of incentive opportunity mix between annual and long-term incentive opportunity, is determined by each executive’s role and responsibilities as compared to market data.

A description and the objective of each of our compensation elements applicable to our executives are summarized in the following table:

Compensation Element	Description	Objective
Base Salary

A fixed rate of pay to compensate employees primarily for their knowledge and experience and for fulfilling their basic job responsibilities.

Base salary is determined by scope of responsibility and position, performance history, internal equity and relative comparison to salaries of persons holding similar positions when measured against market surveys.

Attract and retain high-caliber talent.

Annual Incentives	Annual incentive compensation is intended to promote and reward the achievement of annual performance objectives. Awards are primarily in the form of cash.	Link compensation to annual performance goals and results. Attract, motivate, and retain high-caliber talent. Align the interests of employees and shareholders.

Long-Term Incentives	Long-term incentive compensation is intended to align executives with our shareholders by promoting and rewarding the achievement of the Company’s longer-term performance objectives.	Link compensation to long-term performance results. Attract, motivate, and retain high-caliber leadership.

	Awards are primarily in the form of equity.	Align the interests of executives and shareholders.

2012 Executive Compensation

Base Salary

In February 2012, the Board of Directors, based on the recommendation from the Compensation Committee, approved an adjustment increasing Mr. Aylward’s salary to $450,000. In February of 2013, based on a market analysis performed by Mercer, the board approved a further adjustment to $500,000.

Annual Incentive Plan

In March 2012, based on a recommendation from management and with input from the Committee’s compensation consultant, Mercer, the Compensation Committee approved the maximum annual cash incentive opportunities for the CEO and each of the NEOs under the Company’s 2012 Annual Incentive Plan. The maximum awards were performance based and set as a percentage of operating income, as adjusted, excluding all variable incentive compensation, up to the shareholder-approved per person maximum of $5 million. The percentages for Messrs. Aylward, Angerthal, Cerutti, Waltman and Flynn were 5%, 2%, 3%, 2% and 2%, respectively. The maximum funding level for each NEO is included in the Grants of Plan-Based Awards in Fiscal Year 2012 table under the column heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

Following the end of the year, the Compensation Committee certified final funding of the 2012 Annual Incentive Plan based on the Company’s 2012 performance.

Measure	Performance Goals	Actual Performance
Operating income, as adjusted,* excluding variable compensation	Maximum funding for the Annual Incentive Plan is set at 11% of operating income, as adjusted, excluding variable compensation.	Final funding of 11% of operating income, as adjusted, excluding variable compensation was determined to represent overall company performance.

*	Operating income, as adjusted, and operating margin, as adjusted, are the principal non-GAAP performance measures we use to assess the profitability of the Company, and evaluate the ongoing earnings potential of the business. These measures are calculated by netting distribution and administration expenses against GAAP revenues, and also exclude certain other cash and non-cash items.

In making decisions and determinations related to the CEO’s compensation, as well as in evaluating the compensation recommendations of the CEO for the other NEOs, the Compensation Committee gave careful consideration to the achievements of the Company, the performance of the executives and in particular, the significant accomplishments, as described in the Executive Summary, that include:

•	Sales and Net Flows – Gross sales and net flows increased 29%; the mutual fund organic growth rate of 38% was among the highest in the industry;

•	Investment performance – 95% of all rated mutual fund assets were in three- to five-star funds, as of December 31, 2012;

•	Profitability – Operating income, as adjusted, increased 86% to $81.5 million; operating margin, as adjusted, increased to 38% from 28%.

•

Growth Initiatives – Growth initiatives included new distribution support for the RIA/Independent channel; expanded investment capabilities from new affiliates and subadvisers; and the addition of distinctive new mutual funds. The Company has the enhanced financial strength, flexibility and capacity to manage new growth opportunities.

The significant stock appreciation realized by Virtus’ shareholders was also noted by the Committee. Virtus common stock was the top-performing stock among all publicly traded traditional asset managers for the third consecutive year, with an increase of 59 percent, compared with the composite of other publicly traded traditional asset managers and the Standard & Poor’s 500 Total Return Index, which increased 18 percent and 16 percent, respectively.

In determining the 2012 award for the CEO, the Compensation Committee and the Board concluded that the CEO performed exceptionally well in 2012. Through his strategic leadership, Mr. Aylward drove a culture of accountability and results, as well as a focus on building for long-term sustainable growth and creating shareholder value. His execution of the Company’s strategy led to significant accomplishments in all key metrics in 2012, including substantial top-line and bottom-line growth.

Based on the Committee’s assessment of the CEO’s performance, and working with the Committee’s Consultant Mercer, the Committee determined an amount that was meaningfully larger than the award provided in the prior year. It was determined that the CEO should receive an amount that would position his total cash compensation appropriately within the market and commensurate with his outstanding performance. To appropriately recognize the significant accomplishments achieved during 2012, the Committee recommended, and the Board approved, an annual incentive award of $3.3 million to Mr. Aylward. The award earned by the CEO under the 2012 Annual Incentive Plan is included in the Summary Compensation Table below under the column heading “Non-Equity Incentive Plan Compensation.”

The Annual Incentive Plan provides for an assessment of each of the NEO’s relative individual and functional area contributions to the Company’s overall results for the year. The assessment of the individual and functional area contributions is based on the Company’s performance relative to the annual business plan, which included consideration of such elements as sales, financial results, customer services, capital planning, risk management, technology, process improvements and talent management. This assessment provides for differentiation in individual awards.

The functional area accomplishments and individual contributions toward the achievement of the Company’s results as described above that were considered in the recommendations for each NEO’s annual incentive payment included: (i) for Mr. Angerthal, significant contributions in providing critical support for business growth and strategic activities, enhancing capital and increasing profitability; (ii) for Mr. Cerutti, exceptional execution of sales strategy and leadership of retail distribution resulting in industry leading sales results; (iii) for Mr. Waltman, strong oversight of investment performance and development of differentiated products; and (iv) for Mr. Flynn, execution of necessary legal activities and consistent implementation of compliance activity.

The Compensation Committee approved the individual incentive payments for the NEOs as recommended by the CEO. The actual awards earned by each NEO under the 2012 Annual Incentive Plan are included in the Summary Compensation Table below under the column heading “Non-Equity Incentive Plan Compensation.”

2012 Long-Term Incentive Plan

In February 2012, the Compensation Committee, with the recommendation of management and with input from Mercer, approved the equity-based 2012 Long-Term Incentive Plan (“LTIP”) under which participants are granted performance share units (“PSUs”) which convert to a number of restricted stock units (“RSUs”) determined by performance against established performance goals over a one-year performance period. The Compensation Committee believes that by providing the executives with ownership of Company stock, the LTIP creates an alignment between executives and shareholders to encourage the participants to share in the same long-term investment risks as our shareholders based on our performance, and makes it more likely to produce share price appreciation over the long-term.

The LTIP is a three-year plan with three weighted performance goals to be measured at the end of the first year, with vesting on the third anniversary of the date of the award. The Compensation Committee believes that using a one-year performance period encourages measureable performance actions over an appropriate time frame and reduces the risk of overstating or understating financial goals over a three-year period. In addition, by continuing the service-based vesting period for an additional two years at the conclusion of the performance cycle, the LTIP includes a significant retention feature and promotes longer-term shareholder value.

Targeted goals were established in February 2012 and executives were eligible to earn between 50% and 200% of the number of PSUs granted on March 15, 2012 based on achievement of performance against those targeted goals. For performance above Threshold (50%) but below Maximum (200%), the number of RSUs to be issued is adjusted ratably. The number of PSUs granted to each individual under the LTIP varies for each NEO. The dollar amounts established for each NEO were determined based on responsibilities of the individual, market level competitive positioning for similar roles, Company positioning relative to the market, and other relevant factors that occur from time to time. The number of PSUs granted was calculated by an established dollar amount for each participant and divided by the share price of Virtus Common Stock on March 15, 2012, the date of the grant of the PSUs. The “Target” shares (as well as the corresponding “Threshold” and “Maximum”) for each NEO are included in the Grants of Plan-Based Awards in Fiscal Year 2012 table below under the column heading “Estimated Future Payouts Under Equity Incentive Plan Awards.”

The performance measures established under the LTIP were:

Measure	Performance Goals	Actual Performance
Ranking of net flows as a percentage of beginning assets under management for long term open-end funds in relation to the top 40 fund families, as ranked by an industry publication.	Target performance was set at the 50th percentile, representing top half performance relative to the largest market share fund families, with threshold and maximum amounts set at 75th percentile and 25th percentile, respectively.	Actual results were in the top decile, exceeding the maximum goal and resulting in a 200% achievement of this element of the LTIP. The one-half weighting of this performance goal contributed 100.0 percentage points of the overall LTIP achievement.

Percentage of assets under management in the top one-third of peer groups for one-year performance ending December 31, 2012.	Target performance was set at 45%, an aggressive yet achievable target for 2012, with threshold and maximum amounts set at 30% and 60%, respectively.	Actual result was 33%, resulting in a 60% achievement of this element of the LTIP. The one-fourth weighting of this performance goal contributed 15.0 percentage points of the overall LTIP achievement.

Percentage of assets under management in the top one-third of peer groups for three-year performance ending December 31, 2012.	Target performance was set at 47.5%, an aggressive yet achievable target for 2012, with threshold and maximum amounts set at 40% and 55%, respectively.	Actual result was 81%, exceeding the maximum goal and resulting in a 200% achievement of this element of the LTIP. The one-fourth weighting of this performance goal contributed 50.0 percentage points of the overall LTIP achievement.

Total		165% of performance goal achievement

In March 2013, the Compensation Committee certified the actual performance results against the pre-established performance goals which resulted in 165% achievement under the 2012 LTIP. As a result, the PSUs originally granted to each participant, including our NEOs, converted into a number of RSUs equal to 165% of the original share amount. Each such RSU will cliff vest on March 15, 2015, provided that the participant is then employed by the Company. The potential awards, at the time of the grant on March 15, 2012, for each NEO, are shown in the Grants of Plan-Based Awards in Fiscal Year 2012 Table and the number of RSUs earned by each NEO, subject to the further vesting requirements, is shown in column (i) of the Outstanding Equity Awards at 2012 Fiscal Year-End Table.

2013 Executive Compensation

2013 Annual Incentive Plan

For 2013, the Compensation Committee approved the 2013 Annual Incentive Plan which included maximum plan funding limits based on a percent of operating income, as adjusted, excluding variable compensation. Following the end of the year, the Compensation Committee will certify final funding based on the Company’s 2013 performance and approve the final awards for each of the named executive officers.

2013 Long-Term Incentive Plan

In March 2013, the Compensation Committee, with the recommendation of the CEO, approved the 2013 Long-Term Incentive Plan and granted PSUs using the financial performance measures of relative net flow ranking and percentage of assets under management performing in the top half against a one-and three-year peer group. These targets were set at levels believed to be aggressive but achievable. Following the end of the year, the Compensation Committee will certify the results against the plan performance measures and determine the resulting RSU conversion factor. Component results will be pro-rated between Threshold, Target and Maximum performance.

Other Executive Compensation

Stock Ownership Guidelines

The Committee believes that executives should own a significant amount of Company stock to encourage executive officers to share the same long-term investment risk as our shareholders, based on our performance. In January 2011, the Committee approved executive stock ownership guidelines pursuant to which the Company’s CEO, Executive Vice Presidents and Senior Vice Presidents are expected to accumulate Company stock with a value equivalent to a base salary multiple as reflected in the table below. In order for individuals to meet the guidelines, the Committee expects that 75% of the net shares (shares accumulated after taxes) acquired under the Omnibus Incentive and Equity Plan, starting in 2011, would be held until the guideline is met. Executives are expected to meet the ownership guidelines within five years. Each of the executive officers has accumulated equity, including unvested equity, in excess of the guidelines.

Officer Level	Ownership Level
Chief Executive Officer	5x Annual Salary
Executive Vice President	3x Annual Salary
Senior Vice President	1x Annual Salary

Severance and Change-in-Control Agreements

Severance

The Company provides executives with an executive severance arrangement that provides for separation pay and benefits on the condition that the departed executive does not solicit our customers and employees, or take other actions that may harm our business for specified periods following termination. Benefits are tiered based on years of service and calculated using the executive’s base salary and the average of the last two years of annual incentive payment. We believe that having pre-set terms governing the executive’s separation from service tends to reduce the time and effort needed to negotiate individual termination agreements, and promotes more uniform and fair treatment of executives. See “Termination Payments and Change-in-Control Arrangements – Executive Severance Allowance Plan.”

Change-in-Control Agreement

Mr. Aylward, our CEO, is the only executive with a change-in-control agreement. See “Termination Payments and Change-in-Control Arrangements – Change-in-Control Agreement with Mr. Aylward.” During any period in which a change-in-control occurs, these benefits are designed to ensure management continuity, preserve shareholder value, enable the CEO to focus on his responsibilities without undue distraction due to concerns related to new owners, and encourage retention. These benefits are also designed to assure that in these circumstances, the CEO will not be unduly influenced in his actions by events that could occur following a change-in-control.

The change-in-control agreement includes a “double trigger” provision which means that, in order for Mr. Aylward to receive benefits under the agreement, there must be both a change-in-control and a termination by the Company without cause or by him for good reason within two years following the change-in-control. Under the terms of the change-in-control agreement, Mr. Aylward is entitled to a tax gross-up in the event that the aggregate value of all “excess parachute payments” as defined under Code Section 280G upon a change-in-control, exceeds, by 10% or more, the maximum amount which could be paid to him without him incurring an excise tax of 20% under Code Section 4999. If the “excess parachute payments” are under 10%, then the amounts payable to Mr. Aylward under the change-in-control agreement will be reduced to the maximum amount allowed without triggering Code Section 280G. The gross-up is intended to preserve the level of benefits to be provided under the agreement, but includes the 10% threshold to avoid situations where the cost to the Company far exceeds the benefit to Mr. Aylward.

Benefits and Perquisites

Benefits and perquisites provided to our executive officers are the same as those offered to all of our other employees.

Potential Clawback

In February 2012, our Board of Directors adopted amendments to our Omnibus Incentive and Equity Plan expanding the terms of the Company’s ability to clawback compensation. Starting in 2012, awards made under the Annual Incentive Plan and Long-Term Incentive Plan are subject to forfeiture or recovery to the extent that the Compensation Committee determines that the achievement of performance goals or targets was based on materially inaccurate financial statements or other performance measurement. Awards and any cash or other property distributed in respect of any vested or earned awards are also made subject to forfeiture to the extent required by applicable law, including to the extent the Company is required by applicable law, rule or regulation to include or adopt any additional forfeiture or “clawback” provision relating to outstanding and/or vested or earned awards or any future awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise. With respect to awards granted prior to the adoption of the amendment, in the event relevant performance measures on which incentive payments were determined are subsequently restated due to material noncompliance with financial reporting requirements or otherwise adjusted in a manner that would reduce the size of a payment, the Compensation Committee would seek recovery of incentive payments if the Committee determines that there existed any misconduct by the particular participant or any other circumstances which would warrant recovery of any awards previously granted.

Tax Considerations

Code Section 162(m) generally disallows a tax deduction to publicly held companies for compensation over $1 million paid to a company’s chief executive officer and certain other NEOs unless the compensation is paid under qualifying performance-based plans. Where appropriate, we intend to structure compensation for our NEOs so that it qualifies for deductibility under Code Section 162(m). However, the deductibility of compensation is just one of the critical factors in the design and implementation of any compensation arrangement, and our Board and Compensation Committee reserve the right to pay non-deductible compensation when appropriate.

Other tax considerations factor into the design of our compensation programs. Code Section 409A provides that amounts deferred under non-qualified deferred compensation plans are included in an employee’s income when vested, unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest penalties. It is our intent that our non-qualified deferred compensation plans will generally be designed, operated and administered to meet these requirements.

Code Section 280G disallows a company’s tax deduction for what are defined as “excess parachute payments,” and Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. In the event that a portion of a potential payment to our CEO under his existing change-in-control agreement would be classified as an excess parachute payment, we may be denied a federal income tax deduction, and our CEO may become entitled to a gross-up tax payment to compensate him or make him whole in respect of the excise tax. No other NEO or other executive officer has any potential tax gross up protection in connection with a severance event.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2012 Annual Report on Form 10-K.

Respectfully Submitted:

COMPENSATION COMMITTEE

Diane M. Coffey (Chair)

James R. Baio

Mark C. Treanor

Summary Compensation Table

The following table provides information concerning the compensation for fiscal years 2010 through 2012 of the Company’s chief executive officer, chief financial officer and our three other most highly compensated executive officers (the “named executive officers” or “NEOs”) during the fiscal year ended December 31, 2012.

Name and Principal Position (a)	Year (b)	Salary (1) ($) (c)	Bonus ($) (d)	Stock Awards (2) ($) (e)	Option Awards (3) ($) (f)	Non-Equity Incentive Plan Compen- sation (4) ($) (g)	All Other Compen- sation (5) ($) (i)	Total ($) (j)
George R. Aylward	2012	445,833	—	1,099,989	—	3,300,000	10,000	4,855,822
President and Chief Executive Officer	2011	425,000	200,000	626,140	—	1,700,000	13,239	2,964,379
	2010	425,000	—	525,000	—	926,500	15,900	1,892,400

Michael A. Angerthal	2012	350,000	—	300,000	—	1,368,800	10,000	2,028,800
Executive Vice President, Chief Financial Officer	2011	350,000	—	150,000	—	723,500	9,800	1,233,300
	2010	350,000	—	150,000	—	419,650	9,800	929,450

Jeffrey T. Cerutti	2012	300,000	—	300,000	—	1,867,000	10,000	2,477,000
Executive Vice President, Retail Distribution	2011	300,000	—	600,000	—	1,255,200	9,800	2,165,000
	2010	175,000	450,000	145,135	52,873	254,000	—	1,077,008

Francis G. Waltman	2012	275,000	—	200,000	—	823,400	8,761	1,307,161
Executive Vice President, Product Management	2011	270,833	—	200,000	—	566,500	9,800	1,047,133
	2010	250,000	—	175,000	—	263,644	9,800	698,444

Mark S. Flynn	2012	300,000	—	150,000	—	547,500	10,075	1,007,575
Executive Vice President, General Counsel, Secretary & Chief Compliance Officer	2011	270,455	50,000	186,542	13,445	389,600	76,966	987,008

(1)	The amounts reported in this column represent the base salaries earned by each of the named executive officers for the listed fiscal year and have not been reduced for deferrals. Mr. Aylward’s salary increased to $450,000 effective March 1, 2012 and the respective amount reflects the new salary level through the end of the year. Messrs. Cerutti and Flynn commenced employment with the Company on June 1, 2010 and February 17, 2011, respectively. Accordingly, the amounts shown in this column for the respective time periods represent the salaries earned by such persons from the date of hire through the end of the applicable fiscal year.

(2)	The amounts reported in this column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718 as described further below. Additional information concerning the Company’s accounting for its equity awards is included in Note 15 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “2012 Form 10-K”).

The dollar amount of the LTIP stock awards included above consists of $900,000 for Mr. Aylward; $300,000 for Mr. Angerthal; $300,000 for Mr. Cerutti; $200,000 for Mr. Waltman; and $150,000 for Mr. Flynn. If the highest level of performance conditions had been achieved under the 2012 LTIP, the potential grant date fair value of the PSU awards for each of our named executive officers (excluding the impact of estimated forfeitures) would have been as follows: $1,800,000 for Mr. Aylward; $600,000 for Mr. Angerthal; $600,000 for Mr. Cerutti; $400,000 for Mr. Waltman; and $300,000 for Mr. Flynn. On March 15, 2013, the PSUs were converted to RSUs based on Company performance measured under this plan. The values of the RSUs earned under the 2012 LTIP as of the conversion date was $1,485,000 for Mr. Aylward; $495,000 for Mr. Angerthal; $495,000 for Mr. Cerutti; $330,000 for Mr. Waltman; and $247,500 for Mr. Flynn.

Other awards reported in the above table represent RSUs valued at $199,989 granted in 2012 in recognition of Mr. Aylward’s leadership in continuing to drive the company’s success and RSUs granted to Mr. Aylward in 2011 to provide an additional incentive to achieve superior long-term Company results. Additional awards reported above include RSUs for Mr. Cerutti in 2011 to provide an award similar in scope to the 2010 LTIP, and RSUs for Messrs. Flynn and Cerutti in 2011 and 2010, respectively, as part of their incentive to join the Company in accordance with the terms of their offer letters.

(3)	The amounts reported in this column reflect the aggregate grant date fair value of the stock options computed in accordance with FASB ASC Topic 718 using the Black-Scholes model, but excluding the impact of estimated forfeitures. Additional information concerning the Company’s accounting for stock options is included in Note 15 of the Notes to Consolidated Financial Statements in our 2012 Form 10-K.

(4)	The amounts reported in this column reflect the actual cash award under the annual incentive plan for the respective year, calculated based on measurement against plan metrics and performance results.

(5)	The amounts reported in this column represent Company contributions to the 401(k) Plan. Additionally, the amounts in this column reflect for Mr. Aylward, dividend equivalents on legacy RSU grants from the Company’s former parent (which were converted into shares of Virtus Common Stock at the time of the spin-off), and for Mr. Flynn, reimbursement of $76,966 in relocation expenses in connection with the commencement of his employment with the Company in 2011.

Grants of Plan-Based Awards in Fiscal Year 2012

The table below provides information on stock options, RSUs, and equity- and non-equity-based performance awards granted to each of the Company’s NEOs during the fiscal year ended December 31, 2012. All awards were made under our Omnibus Incentive and Equity Plan (the “Omnibus Plan”).

	Grant Date (b)	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1) (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (Units) (1) (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l) (5)
Name (a)			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
George R. Aylward					5,000,000
	03/15/12	02/09/12				5,486	10,971	21,942				899,951
	03/15/12	02/09/12							2,438			199,989
Michael A. Angerthal					2,627,960
	03/15/12	03/02/12				1,829	3,657	7,314				299,984
Jeffrey T. Cerutti					3,941,940
	03/15/12	03/02/12				1,829	3,657	7,314				299,984
Francis G. Waltman					2,627,960
	03/15/12	03/02/12				1,219	2,438	4,876				199,989
Mark Flynn					2,627,960
	03/15/12	03/02/12				914	1,828	3,656				149,951

(1)	The pay-outs of Non-Equity Incentive Plan and Equity Incentive Plan awards have been finalized and reported. There is no uncertainty or estimation to determine the awards.

(2)	The amounts actually earned by our named executive officers under the 2012 Annual Incentive Plan are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The amounts reported in column (e) represent the maximum annual cash incentive opportunities under the Company’s Annual Incentive Plan for each NEO for the 2012 performance period. The maximum awards, as approved by the Compensation Committee, up to a maximum payout of $5 million as approved by shareholders, are performance-based and were set for each of the named executive officers as a percentage of operating income, as adjusted, excluding all variable incentive compensation. The percentages for Messrs. Aylward, Angerthal, Cerutti, Waltman and Flynn were 5%, 2%, 3%, 2% and 2%, respectively. The Annual Incentive Plan provides for an assessment of the results of each functional area and each participant, including our NEOs other than our CEO, and their relative contributions to the Company’s overall results for the year. This assessment provides for differentiation in individual awards and allows for individual awards to be less than the maximum annual cash award. The metrics against which performance was measured under this plan, as well as the payments, are discussed in the Compensation Discussion and Analysis under the heading “2012 Executive Compensation.”

(3)	The amounts actually earned under the 2012 LTIP are reflected in footnote 2 of the “Summary Compensation Table.” The number of units reported in these columns represents the RSU award opportunities (initially denominated in PSUs) under the Company’s 2012 Long-Term Incentive Plan for each NEO. The metrics against which performance was measured under this plan, as well as the payments, are discussed above in the Compensation Discussion and Analysis under the heading “2012 Executive Compensation.” In accordance with the terms of the 2012 LTIP, the actual PSU awards were granted by our Compensation Committee on March 15, 2012, and were determined by dividing the value of the award granted to each participant by the closing price of Virtus Common Stock on March 15, 2012. On March 15, 2013, the PSUs were converted to RSUs based on Company performance measured under this plan.

(4)	Other awards reported in the above table represent RSUs granted to Mr. Aylward as discussed in footnote 2 of the “Summary Compensation Table.”

(5)	The grant date value of the 2012 LTIP award equal to the number of units granted multiplied by the grant date stock price of $82.03.

The Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan

All equity awards and any annual or long-term incentive awards made to our NEOs are made under the Omnibus Incentive and Equity Plan (“Omnibus Plan”). The Omnibus Plan provides for grants of stock options (which may consist of incentive stock options or non-qualified stock options), stock appreciation rights, stock awards (which may consist of restricted stock and restricted stock units), performance awards (both cash and equity) and any other types of equity awards. The terms of the awards will be embodied in an award agreement, and awards may be granted singly, in combination or in tandem. All or part of an award may be subject to such terms and conditions established by our Compensation Committee, including, but not limited to, continuous service with the Company and its affiliates, achievement of specific business objectives, and attainment of performance goals. Our Compensation Committee does not have the right, without stockholder approval, to re-price outstanding options or stock appreciation rights (other than in connection with corporate transactions involving the Company, such as a stock split, merger, spin-off, or similar transaction) or to cancel outstanding options or stock appreciation rights in exchange for cash, other awards or options, or stock appreciation rights with an exercise price that is less than the exercise price of the original award.

Outstanding Equity Awards at 2012 Fiscal Year-End

The table below provides information on the stock options, RSUs and PSUs held by each of the Company’s named executive officers as of December 31, 2012.

	Option Awards						Stock Awards (1)
Name (a)	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
	Exercisable (b)	Unexercisable (c)
George R. Aylward	7,266	—			29.81	11/04/14
	9,082	—			39.89	02/02/16
	10,899	—			40.00	02/08/17
	19,521	—			31.38	02/13/18
	23,120	—			9.40	04/20/19
							2,000	(2)	241,880
							13,496	(3)	1,632,206
							19,204	(4)	2,322,532
										18,102	(5)	2,189,256
							2,438	(6)	294,852
Michael A. Angerthal	15,867				9.40	04/20/19
							3,856	(3)	466,345
							5,487	(4)	663,598
										6,034	(5)	729,752
Jeffrey T. Cerutti		4,240	(7)		22.82	06/01/20
							6,360	(7)	769,178
							5,932	(8)	717,416
							10,974	(4)	1,327,196
										6,034	(5)	729,752
Francis G. Waltman							4,498	(3)	543,988
							7,314	(4)	884,555
										4,022	(5)	486,421
Mark S. Flynn		422	(9)		57.82	02/17/21
							632	(9)	76,434
							5,487	(4)	663,598
										3,016	(5)	364,755

(1)	All RSU and PSU values are based on $120.94, the closing price of the Company’s Common Stock on December 31, 2012, the last trading day of our fiscal year.

(2)	This amount represents the number of RSUs awarded to Mr. Aylward in 2011 to provide an incentive to continue to achieve superior long-term Company operating and strategic results. This RSU award cliff vests on March 15, 2014.

(3)	This amount represents the number of RSUs awarded to the named executive officers under the 2010 LTIP. This award vested on March 15, 2013.

(4)	This amount represents the number of RSUs awarded to the named executive officers under the 2011 LTIP. This award will cliff vest on March 15, 2014.

(5)	This amount represents the number of PSUs converted into RSUs on March 15, 2013 for the named executive officers under the 2012 LTIP. The initial PSU awards were granted by our Compensation Committee on March 15, 2012, and were determined by dividing the value of the award granted to each participant by the closing price of Virtus Common Stock on March 15, 2012. This award will cliff vest on March 15, 2015.

(6)	This amount represents the number of RSUs awarded to Mr. Aylward as described under footnote 2 of the Summary Compensation Table. This RSU award cliff vests on March 15, 2015.

(7)	This award represents the number of options and RSUs awarded to Mr. Cerutti in 2010 as part of his incentive to join the Company. This option and RSU award cliff vests on June 1, 2013.

(8)	This amount represents the number of RSUs awarded to Mr. Cerutti in 2011 to provide an award similar in scope to a grant he would have received under the 2010 LTIP. This award cliff vests on March 15, 2014.

(9)	This amount represents the number of options and RSUs awarded to Mr. Flynn in 2011 as part of his incentive to join the Company. This option and RSU award cliff vests on February 17, 2014.

Option Exercises and Stock Vested in Fiscal Year 2012

The table below sets forth the number of shares acquired and the value realized upon the exercise of stock options and the stock awards during 2012 by each of our named executive officers.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c) (1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e) (2)
George R. Aylward	2,361	74,466	55,936	4,512,134

Michael A. Angerthal	—	—	29,873	2,398,122

Jeffrey T. Cerutti	—	—	—	—

Francis G. Waltman	7,933	822,731	18,985	1,531,160

Mark S. Flynn	—	—	—	—

(1)	The amounts shown represent the difference between the option exercise price and the closing price of our Common Stock on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2)	The value realized on vesting is computed by multiplying the number of RSUs that vested by the closing price of our Common Stock on the vesting date.

Non-Qualified Deferred Compensation in Fiscal Year 2012

The following table reflects each named executive officer’s 2012 compensation deferrals, Company contributions, earnings, withdrawal activity, and aggregate balance as of December 31, 2012 under the Company’s Non-Qualified Excess Investment Plan (the “Excess Plan”).

Name (a)	Executive Contributions in Last FY ($)(b) (1)	Registrant Contributions in Last FY ($)(c) (2)	Aggregate Earnings in Last FY ($)(d)	Aggregate Withdrawals/ Distributions ($)(e)	Aggregate Balance at Last FYE ($)(f)

George R. Aylward	—	—	8,929	—	66,178

Michael A. Angerthal	—	—	—	—	—

Jeffrey T. Cerutti	—	—	—	—	—

Francis G. Waltman	—	—	—	—	—

Mark S. Flynn	—	—	—	—	—

(1)	There were no voluntary deferrals of salary in 2012.

(2)	There were no Company contributions to the Excess Plan in 2012.

The Virtus Investment Partners, Inc. Non-Qualified Excess Investment Plan

The Company maintains the Excess Plan to provide eligible employees with the opportunity to save for retirement and defer tax payments.

Under the Excess Plan, a participant may elect to defer up to 60% of his or her “compensation,” which is defined under the plan as the portion of a participant’s base salary that exceeds the dollar limit under Section 401(a)(17) of the Code. Amounts deferred under the Excess Plan are credited to a participant’s deferral account and are deemed invested in the available investment funds selected by the participant. Deferrals are credited to the selected funds based on the market price for such funds on the date such compensation would otherwise have been paid. Matching contributions if any are deemed invested in the same funds in which the underlying deferrals are invested. There are no above-market or guaranteed returns in the Excess Plan. Participants can change their investment choices at any time.

Distributions will be made, or commence, on the fifteenth day of the month following the participant’s separation from service, in either in a lump sum payment or in annual installment payments over a period of two to 10 years, as elected by the participant prior to the year in which the services giving rise to the deferrals are rendered.

Termination Payments and Change-in-Control Arrangements

Each of our current named executive officers participates in the Company’s Executive Severance Allowance Plan. The Company also has a Change-in-Control Agreement with our CEO, Mr. Aylward. These arrangements are described below. No incremental benefits would be provided under these arrangements in the event of termination by the Company for cause or a voluntary termination by the named executive officer without good reason.

Executive Severance Allowance Plan

Receipt of benefits under the Executive Severance Allowance Plan (the “Severance Plan”) are conditioned on a number of factors, including covenants within the terms of that plan and the signing of a Severance Agreement and Release containing certain covenants and a release of claims against the Company. The Severance Plan conditions receipt of benefits on: (i) refraining from interfering with ongoing operations and from making disparaging remarks concerning the Company, its representatives, agents and employees; (ii) refraining from solicitation of employees, agents, representatives and/or clients of the Company; (iii) returning all Company property; and (iv) maintaining the confidentiality of confidential and proprietary information. Failure to comply with any of these covenants/conditions would cause immediate cessation of all payments under the plan, and the executive would be required to immediately reimburse the Company for all payments previously made.

An executive would not be entitled to receive benefits or payments under the Severance Plan if he or she is terminated for cause, as determined in the sole discretion of the Company, which, for this purpose, would include (i) a conviction of (or plea of nolo contendere to) a felony or other crime involving fraud or moral turpitude; (ii) an act of misconduct (including a violation of our Code of Conduct); (iii) unsatisfactory performance; or (iv) a failure to attempt or refusal to perform legal directives of the Board or our executive officers.

Except as described above, under the Severance Plan, if a named executive officer is involuntarily terminated for any reason or terminated voluntarily or involuntarily by resignation upon the Company’s written request, he or she will be eligible to receive, subject to certain exceptions:

•	12 months of base salary (or, 18 months for our CEO);

•	the average of the named executive officer’s actually earned and paid annual cash incentive award for the prior two completed fiscal years or, for our CEO, 1.5 times this average; and

•	a pro-rata portion of the annual incentive award actually earned by the named executive officer for the fiscal year in which he or she separated from service.

Any such severance amounts paid by the Company may be made in the form of a lump sum payment or in equal periodic installments, provided that the pro-rata portion of any actually earned annual incentive award generally would be paid after the actual amount earned is calculated following the end of the applicable fiscal year and, provided further, that no severance payment would be paid later than March 15 of the calendar year following the executive’s separation from service with the Company (unless otherwise required pursuant to Code Section 409A).

Our named executive officers would also be entitled under the Severance Plan to receive outplacement services for six months and continued subsidized medical and dental coverage for 12 months of the 18-month COBRA continuation period, if the executive elects coverage under COBRA.

Upon termination of employment, all named executive officers would be entitled to receive, in accordance with the terms of the applicable plan and the elections of the named executive officer, distribution of his or her account balances under the Company’s Savings and Investment 401(k) Plan and the Company’s Excess Investment Plan. The aggregate balance of each of our named executive officer’s accounts under the Company’s Excess Investment Plan as of December 31, 2012 is reflected in the “Non-Qualified Deferred Compensation in Fiscal Year 2012” table above.

In the event that Mr. Aylward was entitled to receive payments from the Company under his Change-in-Control Agreement, he would not receive payments from the Company under the Severance Plan.

Acceleration of Equity Awards

Pursuant to the terms of the Company’s option award agreements, if a named executive officer terminates employment with the Company by reason of death, his or her estate would be entitled to immediate vesting of such options. If such termination of employment is by reason of disability, such options vest in accordance with the terms of the grant. If such termination of employment is for cause, all options granted which are then outstanding are immediately forfeited. If a named executive officer is terminated for any other reason, unvested options as of the termination date will be immediately forfeited and the named executive officer will have the right to exercise vested options prior to the original expiration date or within 90 days, whichever period is shorter. In the event of a change-in-control, as described below, all unvested options automatically vest; however, no automatic vesting would occur if the Compensation Committee reasonably determines in good faith, prior to the change-in-control, that such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Omnibus Plan under certain conditions as described in the Omnibus Plan.

Pursuant to the terms of the Company’s RSU award agreements if a named executive officer terminates employment with the Company by reason of death, disability, or an involuntary termination event occurs that would otherwise qualify the named executive officer for severance pay and benefits under a Company approved severance plan or other arrangement, a pro-rated portion of the RSUs vest automatically based on the number of days the officer actually worked since the grant date (or in the case of an award which becomes vested in installments, since the date, if any, on which the last installment of such RSUs became vested). The amount subject to immediate vesting would be calculated by subtracting the number of RSUs already vested from a number equal to the product of (i) the number of RSUs awarded to the named executive officer multiplied by (ii) the ratio of (x) the number of days that such person was actively employed by the Company since the award was granted divided by (y) the number of days between the grant date and the last scheduled vesting date.

Under the terms of the Company’s PSU award agreements, if a named executive officer terminates employment with the Company prior to the end of the performance cycle, or after the end of the performance cycle but prior to the RSU award date, due to reason of death, disability or an involuntary termination event as described above, the PSU award will convert to RSUs, based on the actual achievement of performance goals for the full performance cycle, pro-rated for the number of days the executive was actively employed since the PSU award date, divided by the number of days during the period beginning on the PSU award date and ending on the RSU vesting date, with vesting that is accelerated but deferred until the end of the applicable performance period. In the event that a change of control occurs prior to the end of the performance cycle and prior to the termination of the executive’s employment, the performance goals shall be deemed to have been met at target, without pro-ration, and immediately convert to common shares that shall be distributed within 90 days following the end of the performance cycle.

Any unvested RSUs and PSUs at the date of termination of employment (or which do not become vested after such date as set forth in the preceding paragraphs) are automatically cancelled upon such termination of employment. Similarly, if a named executive officer ceases to be employed by the Company for any reason other than those discussed above, all unvested RSUs and PSUs as of the termination date are automatically forfeited.

Except as described above in connection with outstanding performance awards, in the event of a change-in-control, as defined below under “Change-in-Control Agreement with Mr. Aylward,” all unvested RSUs automatically vest; however, no automatic vesting would occur if the Compensation Committee reasonably determines in good faith prior to the change-in-control, that such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Omnibus Plan under certain conditions as described in the Omnibus Plan.

Illustrations of Compensation and Benefits Upon Termination of Employment for Various Reasons

The following table summarizes the value of the compensation and benefits that our named executive officers would have received under the Severance Plan if their employment had been involuntarily terminated (other than for cause) as of December 31, 2012.

	Payment and Benefits ($) for Involuntary Terminations
	George R. Aylward	Michael A. Angerthal	Jeffrey T. Cerutti	Francis G. Waltman	Mark S. Flynn
Severance
Base Salary Component	675,000	350,000	300,000	275,000	300,000
Annual Incentive Component (1)	1,969,875	571,575	954,600	415,072	294,800
Other Compensation
2012 Annual Incentive Earned (2)	3,300,000	1,368,800	1,867,000	823,400	547,500

Acceleration of Equity Awards
Value of Accelerated Equity Awards (3)	3,154,976	816,931	1,888,152	1,019,168	445,427
Benefits
Health & Welfare (4)	5,344	14,640	14,640	14,952	10,556
Outplacement (5)	5,195	5,195	5,195	5,195	5,195
Total Severance, Other Compensation, Accelerated Equity Awards and Benefits	9,110,390	3,127,141	5,029,586	2,552,787	1,603,489

(1)	As applicable, the amount in this row is equal to the named executive officer’s average earned and paid annual cash incentive for the prior two completed fiscal years (except that, for Mr. Aylward, this amount is equal to 1.5 times his average).

(2)	As applicable, the amount in this row is equal to the pro-rata actual award earned by the named executive officer under the Company’s 2012 Annual Incentive Plan based on 2012 performance.

(3)	The value reported in this row is based on $120.94, the closing price of our Common Stock on December 31, 2012, the last trading day of our fiscal year, multiplied by the applicable number of unvested RSUs and PSUs held by the named executive officer on December 31, 2012 that would accelerate upon involuntary termination. Unvested options are immediately cancelled upon involuntary termination and are therefore excluded from this calculation.

If a change-in-control event had occurred on December 31, 2012, the values related to the acceleration of unvested RSUs would have been equal to: $1,129,942 for Mr. Angerthal; $2,813,790 for Mr. Cerutti; $1,428,543 for Mr. Waltman; and $740,032 for Mr. Flynn; and the values related to the acceleration of unvested options would have been equal to; $416,029 for Mr. Cerutti; and $26,637 for Mr. Flynn. The value of option awards for this purpose is based on the spread between $120.94, the closing price of our Common Stock on December 31, 2012, and the exercise price of the option multiplied by the applicable number of options held by the named executive officer on December 31, 2012 that would accelerate upon a change-in-control. These numbers assume that the Compensation Committee did not make the determination discussed under “Acceleration of Equity Awards” above and that all equity awards have automatically vested.

See the discussion below under the heading “Change-in-Control Agreement with Mr. Aylward” for a description of the change-in-control terms for unvested equity awards held by Mr. Aylward.

(4)	The amount in this row reflects the estimated Company cost of continuing to subsidize certain health and welfare benefits for the named executive officers for 12 months, based on coverage elections in effect for 2012.

(5)	The amount in this row reflects the estimated Company cost of providing outplacement services for the named executive officers for six months.

Change-in-Control Agreement with Mr. Aylward

Under a Change-in-Control Agreement (the “Change-in-Control Agreement”) with our CEO, pursuant to his agreement effective December 31, 2008, Mr. Aylward would be provided with separation benefits upon his termination of employment in connection with a “change-in- control” of the Company. The protections provided under the Change-in-Control Agreement can only be triggered by termination of employment either: (i) by the Company for reasons other than death, disability (as defined in the agreement) or “cause”; or (ii) by Mr. Aylward for “good reason,” provided such termination occurs within the two years following, or is effectively connected with, the occurrence of a change-in-control. Mr. Aylward would not receive any incremental benefits by reason of his death, disability, termination by us for cause or his voluntary termination of employment, whether by retirement, resignation or otherwise, without good cause.

The Change-in-Control Agreement had an initial term of two years, but automatically renews for successive one-year terms unless either party provides written notice to the other party that such party does not want the term of the agreement extended within 60 days prior to the scheduled expiration date.

Under the Change-in-Control Agreement, following a change-in-control and for an additional 2.5 years after any termination event, regardless of whether Mr. Aylward voluntarily terminates his employment or is involuntarily terminated with or without cause or for good reason, he is subject to non-solicitation restrictions pursuant to which he may not induce, encourage or solicit any customer, client, employee, officer, director, agent, broker, registered representative or independent contractor to either: (i) terminate their respective relationship or contracts with the Company or its affiliates; or (ii) not place business with the Company or its affiliates. In addition, following a termination event, Mr. Aylward would be required to continue to maintain the confidentiality of all confidential or proprietary information known to him concerning the Company and its affiliates and their business and would be required, upon request, to return materials containing such information.

Definitions

Under the Change-in-Control Agreement, the terms listed below are defined as follows:

“Change-in-Control” generally means the first occurrence of any of the following:

•	any person or group acquires 25% or more of the voting power of the Company’s securities;

•

within any 24-month period, the persons who presently make up our Board, or who become members of our Board with the approval of a majority of the persons who constituted our Board at the beginning of any such period, cease to be at least a majority of the Board of the Company or any successor to the Company;

•

the effective date of the consummation of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a “Corporate Event”), if immediately following the consummation of such Corporate Event those persons who were shareholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power, in substantially the same proportion as prior to such Corporate Event, of (i) in the case of a merger or consolidation, the surviving or resulting corporation or (ii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event;

•	the approval by shareholders of the Company of a plan of liquidation with respect to the Company; or

•	any other event occurs which the Board declares to be a change-in-control.

“Cause” generally means:

•	a conviction of (or plea of nolo contendere to) a felony;

•

an act of willful misconduct that has a material adverse impact on the Company or its affiliates (provided that no act, or failure to act, on Mr. Aylward’s part would be deemed “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company); or

•

a failure in good faith to perform legal directives of the Board, which are consistent with the scope and nature of his employment duties and responsibilities if such failure is not remedied by him within 30 days after notice of such non-performance is given to him.

“Good Reason” generally means that, following a change-in-control of the Company, any of the following events has occurred without Mr. Aylward’s express written consent (if such occurrence is not remedied by the Company within 30 days upon receipt of written notice):

•	a material reduction in his title, position, duties or responsibilities as President and CEO;

•	relocation of his principal place of business outside of a 35-mile radius of the current location;

•	a material reduction in his base salary, total incentive compensation opportunity, or a reduction in the employee benefits provided him under the Company’s employee benefit plans; or

•	any failure to obtain the assumption and agreement to perform the Change-in-Control Agreement by a successor.

Description of Separation Benefits

If following a change-in-control of the Company, Mr. Aylward was terminated without cause or he terminated his employment for good reason, he would generally be entitled to receive the following incremental benefits (which would be provided in lieu of, and not in addition to, any severance benefits payable to him under any other Company plan):

•

a lump-sum cash payment equal to 2.5 times the sum of his current base salary and his target under the annual cash incentive program maintained by the Company in the year in which his employment with the Company terminates;

•

continued participation in all of the employee and executive plans providing medical, dental and long-term disability benefits in which he participated prior to the termination event for a period of 2.5 years;

•	full vesting of all outstanding stock option, RSU or other equity awards (with any such vested options remaining exercisable for the lesser of two years or the duration of their original terms);

•

an amount equal to the pro-rata portion of the annual incentive award earned for the year in which the termination occurs (or target incentive, if greater), and a pro-rata portion of long-term awards for each then open cycle at target;

•

a lump sum payment equal to 2.5 years of additional contributions that would have been made to the Company’s 401(k) Plan and/or the Excess Investment Plan (assuming that he was contributing to each such plan during such period at the rate in effect immediately prior to the termination event or change-in-control event, whichever is higher);

•	outplacement services for a period of one year; and

•

if any payment or benefit due and payable under the Change-in-Control Agreement were to trigger any excise tax imposed by Section 4999 of the Code, the Company would make a “gross-up” payment to Mr. Aylward to cover any such excise tax liability as well as any income tax liability incurred as a result of the gross-up.

The following table summarizes the value of the compensation and benefits that Mr. Aylward would have received under the Change-in-Control Agreement if his employment had been terminated involuntarily (other than for cause) or if Mr. Aylward had terminated employment for good reason in connection with a change-in-control as of December 31, 2012.

Termination in Connection with a Change- in-Control Payments and Benefits ($)
Severance
Base Salary Component	1,125,000
Annual Incentive Component	2,375,000
Other Compensation
2012 Annual Incentive (1)	3,300,000
2012 LTIP (2)	1,326,833
Acceleration of Unvested Service-Based RSUs (3)	4,491,470
Acceleration of Unvested Stock Options (4)	0
Incremental Qualified Company Match (5)	25,500
Tax Gross-Up (6)	3,969,168
Benefits and Perquisites
Health & Welfare (7)	15,060
Outplacement	9,895
Total Severance, Other Compensation, Benefits and Perquisites	16,637,926

(1)	Reflects the actual award earned by Mr. Aylward under the Company’s Annual Incentive Plan for 2012.

(2)	Reflects the actual award for Mr. Aylward under the 2012 cycle of the Company’s Long-Term Incentive Plan.

(3)	The value reported in this row is based on $120.94, the closing price of our Common Stock on December 31, 2012, the last trading day of our fiscal year, multiplied by the number of unvested RSUs held by Mr. Aylward on December 31, 2012.

(4)	As of December 31, 2012, Mr. Aylward held no unvested options.

(5)	Reflects the amount that the Company would have, pursuant to the applicable Company matching formula, contributed to the Company’s 401(k).

(6)	If any payment or benefit due and payable under the Change-in-Control Agreement causes any excise tax imposed by Section 4999 of the Code to become due and payable, the Company will pay Mr. Aylward a “gross-up” payment so that he is in the same after-tax position as he would have been had the excise tax not been payable. If, however, a limited reduction of severance payments would avoid the excise tax, then Mr. Aylward’s payment would be reduced in order to eliminate the need for a gross-up payment. The Company would reduce payments for this purpose only if the reduction would not exceed 10% of the amount of payments that could be received by Mr. Aylward without triggering the excise tax.

(7)	The amount in this row reflects the estimated Company cost of continuing to subsidize certain health and welfare benefits for 30 months.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Paid in 2012

Effective in 2011, the Company amended the terms of its non-employee director compensation based on a market competitive review by Mercer, the Compensation Committee’s compensation consultant. Each non-employee director of the Company receives $130,000 per year and our non-executive Chairman of the Board receives $208,000 per year. In addition, non-employee directors receive $15,000, $10,000, $7,500 and $7,500 for serving on the Audit, Compensation, Corporate Governance and Finance & Investment Committees, respectively. Non-employee directors receive $25,000, $20,000, $12,500 and $12,500 for serving as the Committee Chair of the Audit, Compensation, Corporate Governance and Finance & Investment Committees, respectively.

Directors receiving compensation are paid 50% in cash and 50% in Common Stock. The cash portion is paid quarterly in advance and the equity portion is paid in grants of Common Stock, granted at the annual shareholders meeting. As part of the market review, Mercer determined that the mix of cash and equity is consistent with market average levels, and Virtus’ practice of granting full-value shares, rather than stock options, is consistent with the market.

The Company’s Compensation Committee expects to review, not less than biennially, the compensation of our non-employee directors in connection with their service on the Board and on its committees and will recommend to the Board any changes the Compensation Committee determines to be appropriate.

Certain of our directors do not receive compensation. Mr. Aylward, our Chief Executive Officer, does not receive any compensation for his services as a director. Mr. McKee waived his right to receive any compensation for his service as a director of the Board.

Non-Employee Director Share Ownership Guidelines

Upon recommendation of our Governance Committee, our Board established director share ownership guidelines in order to evidence and reinforce the alignment of directors’ interests with shareholders’ interests. Based on the competitive assessment and recommendation provided by Mercer, each non-employee director who receives compensation for his or her Board service is expected to retain a fixed number of shares of stock in an amount equal to four times his or her annual cash retainer. This target may be achieved over time through the accumulation of shares received in the annual retainer stock award. Until the target stock ownership levels have been achieved, each non-employee director who is subject to these guidelines is expected to retain the entire portion of his or her annual retainer fee that is paid in stock, less the applicable amount used to pay for the tax withholding in connection with any director compensation. These ownership guidelines were determined by Mercer to be consistent with market practice. Each non-employee director receiving compensation has reached the specified ownership guidelines.

Director Compensation Table

The following table provides information concerning the compensation of each of the Company’s directors who received compensation for his/her services as a director in 2012.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c) (1)	Option Awards ($) (d)	Non-Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
James R. Baio	82,500.00	90,810.18	—	—	—	—	173,310.18
Diane M. Coffey	78,750.00	85,661.29	—	—	—	—	164,411.29
Susan S. Fleming	75,000.00	80,512.40	—	—	—	—	155,513.40
Timothy A. Holt	78,750.00	85,661.29	—	—	—	—	164,411.29
Edward M. Swan, Jr.	76,250.00	84,193.81	—	—	—	—	160,443.81
Mark C. Treanor	112,750.00	124,930.49	—	—	—	—	237,680.49

(1)	Each director receiving compensation was awarded shares of Common Stock granted on February 6, 2012 and May 16, 2012. The full grant date fair value of each such award computed in accordance with FASB ASC Topic 718 is reflected in the table above. Additional information concerning the Company’s accounting for its equity awards is included in Note 15 of the Notes to Consolidated Financial Statements in our 2011 Form 10-K. Given the effective change in the compensation levels in 2011, as discussed in the Director Compensation Table of the 2011 Proxy, the February grant was the difference between the old and new equity compensation rate for the period from January 1, 2012 through the 2012 annual grant date effective on the date of the annual shareholders meeting.

OTHER MATTERS

As of the date of this Proxy Statement, all matters we know of to be presented at the 2013 Annual Meeting are described in this Proxy Statement. Should other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in their discretion.

ADDITIONAL INFORMATION

Shareholders may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including accompanying financial statements and schedules, without charge, by visiting the Company’s website at www.virtus.com or by writing to Investor Relations, at the Company’s principal executive offices: Virtus Investment Partners, Inc., 100 Pearl Street, Hartford, CT 06103. Upon written request to the Company, at the address of the Company’s principal executive offices, the exhibits set forth on the exhibit index of the Company’s Annual Report on Form 10-K will be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 21, 2013. The Proxy Statement and the Annual Report, and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at http://www.envisionreports.com/vrts (if you hold your shares directly as a shareholder of record) and at http://www.proxyvote.com (if you are the beneficial owner of shares held in street name). To view these materials please have your control number available that appears on your Notice of Internet Availability of Proxy Materials or proxy card.

Appendix A

Schedule of Non-GAAP Information

(Dollars in thousands)

The company reports its financial results on a Generally Accepted Accounting Principles (GAAP) basis; however management believes that evaluating the company’s ongoing operating results may be enhanced if investors have additional non-GAAP financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and considers them only to be additional metrics for both management and investors to consider the company’s financial performance over time, as noted in the footnotes below. Management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

Reconciliation of Revenues, Operating Expenses and Operating Income on a GAAP Basis to Revenues, Operating Expenses and Operating Income, as adjusted

	Twelve Months Ended
	Dec 31, 2012	Dec 31, 2011
Revenues, GAAP basis	$280,086	$204,652
Less:
Distribution and administration expenses	68,274	50,563
Newfleet transition related subadvisory fees (1)	—	(1,057)
Consolidated sponsored investment products fees (2)	167	—

Revenues, as adjusted (3)	$211,645	$155,146

Operating Expenses, GAAP basis	$219,641	$190,749
Less:
Distribution and administration expenses	68,274	50,563
Depreciation and amortization	5,931	5,865
Stock-based compensation (4)	6,063	4,926
Restructuring and severance charges	1,597	2,008
Newfleet transition related operating expenses (5)	2,806	5,152
Consolidated sponsored investment product expenses (2)	315	—
Closed-end fund launch costs (6)	4,465	10,767

Operating Expenses, as adjusted (7)	$130,190	$111,468

Operating Income, as adjusted (8)	$81,455	$43,678

Operating margin, GAAP basis	22%	7%
Operating margin, as adjusted (8)	38%	28%

(1)	Reflects 30 days of fees payable under the termination provisions of the subadvisory agreement with a former unaffiliated subadviser of the Multi-Sector assets. These subadvisory fees ended effective July 2, 2011. The company records its management fees net of fees paid to unaffiliated subadvisers.

(2)	Revenues and expenses related to consolidated sponsored investment products have been excluded to reflect revenues and expenses of the company prior to the consolidation of these products.

(3)

Revenues, as adjusted, is a non-GAAP financial measure calculated by netting distribution and administration expenses from GAAP revenues. Management believes Revenues, as adjusted, provides useful information to investors because distribution and administration expenses are costs that are generally passed directly through to external parties. For the twelve months ended December 31, 2012, Virtus incurred $72.2 million of distribution and administration expenses that included $3.9 million of structuring fees related to the closed-end fund launch. For the twelve months ended December 31, 2011, Virtus incurred $60.2 million of distribution and administration expenses that included $9.6

A-1

million of structuring fees related to the closed-end fund launch. For the purposes of calculating Revenues, as adjusted, for the twelve months ended December 31, 2012 and December 31, 2011, structuring fees paid to third-party distributors for the closed-end fund launch are excluded as they do not have a related revenue offset.

(4)	For the twelve months ended December 31, 2012 and December 31, 2011, stock-based compensation expense includes $5.7 and $3.6 million, respectively, of equity issued under the company’s annual incentive and long-term plans, and $0.6 and $0.4 million, respectively, related to the annual board of directors grant.

(5)	For the twelve months ended December 31, 2012 and December 31, 2011, Newfleet transition-related operating expenses consist of compensation expenses of $2.8 million and $5.2 million, respectively, including $0.9 million and $0.7 million, respectively, of stock-based compensation.

(6)	For the twelve months ended December 31, 2012 closed-end fund launch costs comprise structuring fees of $3.9 million payable to underwriters, sales-based incentive compensation of $0.4 million and unreimbursed offering costs of $0.2 million. For the twelve months ended December 31, 2011 closed-end fund launch costs comprise structuring fees of $9.6 million payable to underwriters and sales-based incentive compensation of $1.2 million.

(7)	Operating expenses, as adjusted, is a non-GAAP financial measure that management believes provides investors with additional information because of the nature of the specific excluded operating expenses. Specifically, management adds back amortization attributable to acquisition-related intangible assets as this may be useful to an investor to consider our operating results with the results of other asset management firms that have not engaged in significant acquisitions. In addition, we add back restructuring and severance charges as we believe that operating expenses exclusive of these costs will aid comparability of the information to prior reporting periods. We believe that because of the variety of equity awards used by companies and the varying methodologies for determining stock-based compensation expense, excluding stock-based compensation enhances the ability of management and investors to compare financial results over periods. Distribution and administrative expenses are excluded for the reason set forth above.

(8)	Operating income, as adjusted, and operating margin, as adjusted, are calculated using the basis of revenues, as adjusted, and operating expenses, as adjusted, as described above.

We define “organic growth rate” as annualized net sales divided by beginning long-term open-end mutual fund assets under management.

The above measures should not be considered as substitutes for any measures derived in accordance with GAAP and may not be comparable to similarly titled measures of other companies. Exclusion of items in our non-GAAP presentation should not be considered as an inference that these items are unusual, infrequent or non-recurring.

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Appendix B

Additional Information Regarding Investment Performance Ratings

For the period ending December 31, 2012, 86%, 83% and 84% of assets eligible for Morningstar rating had 5 or 4 star load waived ratings for the 3, 5, 10 years, respectively, based on risk adjusted returns, of a total of 31, 26, and 20 funds, respectively. Had sales load been included, results would be lower. For each fund with at least a three-year history, Morningstar calculates a Morningstar RatingTM based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly performance (including the effect of sales charges, loads, and redemption fees), placing more emphasis on downward variation and rewarding consistent performance. The top 10% of funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. The Overall Morningstar RatingTM for a fund is derived from a weighted average of performance figures associated with its three-, five- and ten- year (if applicable) Morningstar Rating metrics. Ratings are for Class A shares as shown only; other share classes bear different fees and expenses, which affect performance. Load-waived star ratings do not include any front-end sales load and are intended for those investors who have access to such terms (e.g., for plan participants of a defined contribution plan). Strong ratings are not indicative of positive fund performance. Absolute performance for some funds was negative. For complete investment performance, please visit www.virtus.com.

Barron’s Fund Family Ranking: 62 fund families met the methodology criteria for the one-year period ended 12/31/12. Virtus was ranked 1 of 62 for Taxable Bond Funds in 2012, 42 of 58 in 2011 and 1 of 57 in 2010. Methodology for Barron’s/ Lipper Best Fund Family Ranking: “To qualify for the Lipper/ Barron’s Fund Survey, a group must have at least three funds in Lipper’s general U.S.-stock category, as well as one in world equity, which combines global and international funds. We also require at least one mixed-equity fund, which holds stocks and bonds. Fund shops also must have at least two taxable-bond funds and one-tax-exempt offering. Each fund’s returns are adjusted for 12b-1 fees, which are used for marketing and distribution expenses. The funds usually add these fees back into returns. Our aim is to measure the manager’s skill. Fund loads, or sales charges, aren’t included in the calculation of returns, either. Each fund’s return is measured against those of all funds in its Lipper category. That leads to a percentile ranking, with 100 the highest and 1 the lowest, which is then weighted by asset size, relative to the fund family’s other assets in its general classification. If a family’s biggest funds do well, that boosts its overall ranking. Poor performance in a big fund obviously has a big effect on the ranking. Finally, the score is multiplied by the weighting of its general classification, as determined by the entire Lipper universe of funds. The category weightings for the one-year results: general equity, 34.9%; world equity, 16.3%; mixed asset, 17.3%; taxable bonds, 27.2% and tax-exempt bonds, 4.3%. The scoring: Say a company has a fund in the general U.S. equity category that has $50 million in assets and that accounts for half of the company’s assets in that category. Its ranking is the 75th percentile. The first calculation would be 75 X 0.50, which comes to 37.5. That score is then multiplied by 38.04, general equity’s overall weighting in Lipper’s universe. So it would be 37.5 X 0.3804, which totals 14.265. Similar calculations are done for each fund in our study. Then, all the numbers are added up for a total score. The fund shop with the highest score wins, both for every category and overall. The same process is repeated for the five- and 10-year rankings based on their weightings.”

Morningstar Fund Manager of the Year Award: Established in 1988, the Morningstar Fund Manager of the Year Award recognizes portfolio managers who demonstrate excellent investment skill and the courage to differ from the consensus to benefit investors. To qualify for the award, managers’ funds must have not only posted impressive returns for the year, but the managers also must have a record of delivering outstanding long-term risk-adjusted performance and of aligning their interests with shareholders’. Nominated funds must be Morningstar Medalists – a fund that has garnered a Morningstar Analyst Rating of Gold, Silver, or Bronze. The Fund Manager of the Year award winners are chosen based on Morningstar’s proprietary research and in-depth qualitative evaluation by its fund analysts.

Data quoted represents past performance. Past performance is no guarantee of future results. Current performance may be lower or higher than the performance data quoted. Investing involves risk, including the possible loss of principal. The value of your investment will fluctuate over time and you may gain or lose money.

B-1

Please carefully consider a Fund’s investment objectives, risks, charges, and expenses before investing. For this and other information about the Virtus Mutual Funds, call 1-800-243-4361 or visit www.Virtus.com for a prospectus. Read it carefully before you invest or send money.

Virtus Mutual Funds are distributed by VP Distributors, LLC, member, FINRA and subsidiary of Virtus Investment Partners, Inc.

B-2

Appendix C

Companies in the Composite of Other Publicly Traded Traditional Asset Management Companies

Affiliated Managers Group, Inc.; AllianceBernstein Holding L.P.; Artio Global Investors Inc.; BlackRock, Inc.; Calamos Asset Management, Inc.; Cohen & Steers, Inc.; Diamond Hill Investment Group, Inc.; Eaton Vance Corp.; Epoch Holding Corp.; Federated Investors, Inc.; Franklin Resources, Inc.; GAMCO Investors, Inc.; Invesco Ltd.; Janus Capital Group Inc.; Legg Mason, Inc.; Manning & Napier, Inc.; Pzena Investment Management, Inc.; T. Rowe Price Group, Inc.; U.S. Global Investors, Inc.; Waddell & Reed Financial, Inc.; and Westwood Holdings Group, Inc.

C-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 20, 2013.

Vote by Internet • Go to www.envisionreports.com/vrts • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•     Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.

•     Outside USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.

•     Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - James R. Baio	☐	☐	02 - Susan S. Fleming	☐	☐	03 - Russel C. Robertson	☐	☐

		For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Virtus Investment Partners, Inc.

Hilton Hartford Hotel

315 Trumbull Street

Hartford, Connecticut 06103

This Proxy is solicited on behalf of the Board of Directors of Virtus Investment Partners, Inc.

The undersigned, revoking any previous proxies relating to these shares, hereby appoints Michael A. Angerthal, Mark S. Flynn and Mardelle W. Peña, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, all the shares of Virtus Investment Partners Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2013 Annual Meeting of Stockholders of the company to be held May 21, 2013 at 10:30 a.m. Eastern Time at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted as specified herein. If no specification is made, this proxy will be voted FOR the election of each of the nominees for director listed under proposal 1 and FOR proposal 2. If any other matters are voted on at the meeting, this proxy will be voted by the proxy holders on such matters in their sole discretion.

As described in the Proxy Statement, if you are a participant in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “401(k) Plan”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Fidelity Management Trust Company, the trustee of the 401(k) Plan. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Voting instructions for shares in the 401(k) Plan must be received by the trustee by no later than 11:59 PM, Eastern Time, on Thursday, May 16, 2013.

(Continued and to be signed on reverse side.)